                                               Filed pursuant to Rule 424(b)(2)
                                                         SEC File No. 333-59183

PROSPECTUS SUPPLEMENT
(To Prospectus dated July 24, 1998)

                                $1,000,000,000

                                Dillard's, Inc.

                       $200,000,000 6.43% NOTES DUE 2004
                       $100,000,000 6.69% NOTES DUE 2007
                    $200,000,000 7.13% DEBENTURES DUE 2018
          $100,000,000 6.08% RESET PUT SECURITIES (REPSSM) DUE 2010*
          $100,000,000 6.17% RESET PUT SECURITIES (REPSSM) DUE 2011* $150,000,000 6.31% RESET PUT SECURITIES (REPSSM) DUE 2012* $150,000,000 6.39% RESET PUT SECURITIES (REPSSM) DUE 2013*
                               ----------------

                   Interest payable February 1 and August 1
                               ----------------

THE 6.43%  NOTES DUE 2004  (THE "2004 NOTES"), THE  6.69% NOTES DUE  2007 (THE
 "2007 NOTES"), THE 7.13% DEBENTURES DUE 2018 (THE "2018 DEBENTURES"), THE 6.08% REPS DUE 2010 (THE "2010 REPS"), THE 6.17% REPS DUE 2011 (THE "2011
  REPS"), THE 6.31% REPS DUE 2012 (THE "2012 REPS") AND THE 6.39% REPS DUE 2013 (THE "2013 REPS" AND, TOGETHER WITH THE 2004 NOTES, THE 2007 NOTES,
   THE 2018 DEBENTURES, THE 2010 REPS, THE 2011 REPS AND THE 2012 REPS, THE "OFFERED SECURITIES") WILL MATURE ON AUGUST 1, 2004, AUGUST 1, 2007,
    AUGUST 1, 2018, AUGUST 1, 2010, AUGUST 1, 2011, AUGUST 1, 2012 AND AUGUST 1, 2013, RESPECTIVELY, AND WILL NOT BE REDEEMABLE PRIOR TO
     MATURITY  EXCEPT   UPON  THE  OCCURRENCE  OF   CERTAIN  EVENTS.  SEE
     "DESCRIPTION OF  THE OFFERED SECURITIES--REDEMPTION." EACH SERIES OF
      OFFERED  SECURITIES WILL  BE  REPRESENTED BY  ONE  OR  MORE GLOBAL
       SECURITIES (EACH A  "REGISTERED GLOBAL  SECURITY") REGISTERED  IN
       THE  NAME OF  A  NOMINEE  OF THE  DEPOSITORY  TRUST  COMPANY, AS
        DEPOSITARY (THE "DEPOSITARY"). BENEFICIAL INTERESTS IN THE REGISTERED GLOBAL SECURITIES WILL BE SHOWN ON, AND TRANSFERS
         THEREOF WILL BE EFFECTED ONLY THROUGH, RECORDS  MAINTAINED BY
         THE PARTICIPANTS  OF THE DEPOSITARY. EXCEPT  AS DESCRIBED IN
          THE PROSPECTUS,  OFFERED  SECURITIES IN  CERTIFICATED  FORM
          WILL  NOT BE ISSUED IN EXCHANGE  FOR THE REGISTERED GLOBAL
           SECURITIES.
                               ----------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION  NOR  HAS  THE
    SECURITIES AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES COMMISSION
     PASSED UPON  THE ACCURACY OR ADEQUACY OF THIS  PROSPECTUS SUPPLEMENT
       OR THE  PROSPECTUS.  ANY  REPRESENTATION TO  THE  CONTRARY  IS A
        CRIMINAL OFFENSE.
                               ----------------

                                                  UNDERWRITING
                                      PRICE TO   DISCOUNTS AND    PROCEEDS TO
                                     PUBLIC(1)   COMMISSIONS(2) COMPANY(1)(3)(4)
                                     ---------   -------------- ----------------
Per 2004 Note......................    99.967%       .625%           99.342%
Per 2007 Note......................    99.968%       .650%           99.318%
Per 2018 Debenture.................   100.000%       .875%           99.125%
Per 2010 REPS......................    99.986%       .250%          101.796%
Per 2011 REPS......................    99.980%       .350%          101.960%
Per 2012 REPS......................    99.998%       .450%          101.998%
Per 2013 REPS......................    99.989%       .600%          101.889%
Total.............................. $999,848,500   $5,825,000    $1,005,838,500

--------

  (1) Plus accrued interest, if any, from August 7, 1998.
  (2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
  (3) Before deduction of expenses payable by the Company estimated at
      $500,000.
  (4) Includes consideration for the REPS payable by the Remarketing Dealer for the right to serve as Remarketing Dealer.
                               ----------------
         * REPS is a service mark of Morgan Stanley Dean Witter & Co.
                               ----------------

  The Offered Securities are offered, subject to prior sale, when, as and if accepted by the Underwriters and subject to approval of certain legal matters by Simpson Thacher & Bartlett, counsel for the Underwriters. It is expected that delivery of the Offered Securities will be made on or about August 7, 1998, through the book-entry facilities of the Depositary, against payment therefor in immediately available funds.
                               ----------------
MORGAN STANLEY DEAN WITTER                                CHASE SECURITIES INC.

July 30, 1998

  NO DEALER, SALESMAN, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY THE UNDERWRITERS. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OTHER SECURITIES OFFERED HEREIN IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH STATE. THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                               ----------------

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE OFFERED SECURITIES. SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, THE OFFERED SECURITIES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITERS."

                               ----------------

                                USE OF PROCEEDS

  The net proceeds to be received by the Company from the sale of the Offered Securities offered hereby will be used to purchase stock of Mercantile Stores Company, Inc. See "Recent Development."

                              RECENT DEVELOPMENT

  The Company has entered into an Agreement and Plan of Merger, dated as of May 16, 1998 (the "Merger Agreement") providing for the acquisition of the stock of Mercantile Stores Company, Inc. ("Mercantile"). Mercantile is a conventional department store retailer engaged in the general merchandising business. Mercantile operates 103 department stores and 16 home fashion stores under 13 different names in a total of 17 states. A subsidiary, Mercantile Credit Corp., provides servicing for Mercantile's private label credit program.

  MSC Acquisitions, Inc., a Delaware corporation ("NEWCO") and a newly formed wholly owned subsidiary of the Company, has offered to purchase all of the outstanding shares of Common Stock, par value $.14 2/3 per share (the "Shares"), of Mercantile at a purchase price of $80 per Share, net to the seller in cash without interest thereon.

  The Merger Agreement provides that, following the completion of the offer, NEWCO will be merged with and into Mercantile (the "Acquisition"). Following the Acquisition, Mercantile will continue as the surviving corporation and become a direct, wholly owned subsidiary of the Company.

  Stockholders of Mercantile representing approximately 40% of the issued and outstanding Shares have contractually agreed, among other things, to tender their Shares in the offer, provide the Company with an irrevocable proxy, grant an option at the $80 offer price and otherwise support the transaction with the Company.

  The offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn prior to the expiration date for the offer a number of Shares which, together with any Shares owned, directly or indirectly, by the Company or NEWCO, constitutes more than 50% of the voting power (determined on a fully-diluted basis), on the date of purchase, of all the securities entitled to vote generally in the election of directors or in a merger (the "Minimum Condition"). If the Company purchases not less than that number of Shares needed to satisfy the Minimum Condition, it will be able to effect the Acquisition without the affirmative vote of any other stockholder of Mercantile.

  Under the Merger Agreement, the respective obligations of the Company, NEWCO and Mercantile to effect the Acquisition shall be subject to the satisfaction at or prior to the effective time of the Acquisition of the following conditions: (a) as required by the Delaware General Corporation Law (the "DGCL"), the Merger Agreement shall have been approved by the affirmative vote of the stockholders of Mercantile by the requisite vote in accordance with Mercantile's Certificate of Incorporation and the DGCL (which Mercantile has represented shall be solely the affirmative vote of a majority of the outstanding Shares); (b) no statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any United States, foreign, federal or state court or governmental authority which prohibits, restrains, enjoins or restricts the consummation of the Acquisition; (c) NEWCO shall have purchased Shares pursuant to the offer and
(d) any waiting period applicable to the Acquisition under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), shall have been terminated or expired.

  The Company believes that the Acquisition is highly probable although there can be no assurance that the Acquisition will be completed. The Company is exploring the option of selling certain of the Mercantile stores or exchanging certain of the Mercantile stores with other department store operators. On July 14, 1998, the Company issued a press release announcing the exchange of seven Mercantile stores located in Florida and South Carolina for nine Belk, Inc. stores located in Virginia and Tennessee.

  The Company issued a press release on July 21, 1998, announcing the receipt of a request by the Federal Trade Commission (the "FTC") for additional information in connection with the Company's HSR Act filing. As a result of the request by the FTC, NEWCO extended the period during which its tender offer for Shares will remain open to 12:00 Midnight, New York City Time, on Wednesday, August 5, 1998.

                      RATIO OF EARNINGS TO FIXED CHARGES

  The following table sets forth the ratio of earnings to fixed charges for the Company for each of the years in the five year period ended January 31, 1998 and for the three months ended May 2, 1998 and May 3, 1997. For purposes of computing the ratio, earnings consist of earnings before income taxes plus fixed charges (less capitalized interest), and fixed charges consist of interest expense, capitalized interest and the interest portion of rent expense which is approximated at one-third of rent expense.

   THREE MONTHS
       ENDED                            FISCAL YEAR ENDED
   --------------- -----------------------------------------------------------
   MAY 2,   MAY 3, JANUARY 31, FEBRUARY 1, FEBRUARY 3, JANUARY 28, JANUARY 29,
    1998     1997     1998        1997        1996*       1995        1994
   ------   ------ ----------- ----------- ----------- ----------- -----------
    3.61     3.63     3.69        3.61        2.86        3.72        3.57

--------
* 53 weeks.

              SELECTED CONSOLIDATED FINANCIAL DATA OF MERCANTILE

  The selected consolidated financial data of Mercantile for each of the five years in the period ended January 31, 1998 have been derived from the audited consolidated financial statements of Mercantile. The selected consolidated financial data for the thirteen weeks ended May 2, 1998 and May 3, 1997 have been derived from the unaudited consolidated financial statements of Mercantile. The following data should be read in conjunction with Mercantile's consolidated financial statements and related notes thereto.

                               13 WEEKS ENDED                               YEAR ENDED
                            ----------------------  --------------------------------------------------------------
                              MAY 2,      MAY 3,    JANUARY 31,  FEBRUARY 1,  FEBRUARY 3, JANUARY 28,  JANUARY 29,
                               1998        1997        1998         1997         1996*       1995         1994
                            ----------  ----------  -----------  -----------  ----------- -----------  -----------
                                 (UNAUDITED)
                                                      (IN THOUSANDS, EXCEPT PER SHARE
                                                                   DATA)
OPERATING RESULTS
Revenues..................  $  688,286  $  683,298  $3,143,765   $3,030,822   $2,944,324  $2,819,837   $2,729,928
Retail sales..............     664,286     661,298   3,054,924    2,945,606    2,892,083   2,819,837    2,729,928
Cost of goods sold........     486,336     478,928   2,207,618    2,113,022    2,059,753   2,020,264    1,960,914
Selling, general and
 administrative expenses..     174,735     172,642     727,083      702,862      686,924     625,726      627,391
Interest expense, net.....       2,296       3,235      12,542       10,786       14,471      23,526       30,948
Other income..............      (2,455)     (3,252)    (16,840)      (9,400)    (21,404)     (27,571)     (33,003)
Impairment charge.........         --          --          --        12,000          --          --           --
Provision for
 consolidation/relocation.         --          --          --           --           --        5,000          --
Income before provision
 for income taxes.........      27,374      31,745     213,362      201,552      204,580     172,892      143,678
Provision for income tax-
 es.......................      10,595      12,437      83,656       80,087       81,332      68,375       57,039
Income before cumulative
 effect of accounting
 changes..................      16,779      19,308     129,706      121,465      123,248     104,517       86,639
Net income................      16,779      19,308     129,706      121,465      123,248     103,417       89,739
Per common share
  Earnings per share......  $     0.46  $     0.52  $     3.53   $     3.30   $     3.35  $     2.81   $     2.44
  Dividends...............  $    0.615  $    0.585  $     1.19   $     1.12   $     1.05  $     1.02   $     1.02
FINANCIAL POSITION
Working capital...........  $1,027,606  $1,001,343  $1,023,310   $1,017,533   $1,013,576  $  957,030   $  902,268
Receivables, net..........     538,466     542,405     589,104      588,187      574,622     620,238      635,114
Inventories...............     592,337     579,694     505,201      560,666      523,573     468,782      425,492
Property and equipment,
 net (includes capitalized
 leases)..................     770,393     746,305     786,384      738,207      701,233     688,806      691,502
Total assets..............   2,214,021   2,140,320   2,177,791    2,142,503    2,074,724   1,981,729    2,031,982
Long-term debt (include
 capitalized lease
 obligations).............     202,077     229,127     202,637      229,910      254,926     261,187      271,965
Stockholder's equity......   1,641,025   1,559,581   1,646,846    1,565,313    1,485,113   1,400,551    1,334,715

--------
* 53 weeks.

                   UNAUDITED PRO FORMA FINANCIAL STATEMENTS

  The following Unaudited Pro Forma Statements of Income for the year ended January 31, 1998 and the thirteen weeks ended May 2, 1998 present unaudited results of operations for the Company as if the Acquisition and other transactions described in the next paragraph (the "Pro Forma Financing Transactions") had occurred as of the beginning of the fiscal year presented. The following Unaudited Pro Forma Balance Sheet presents the unaudited pro forma financial condition of the Company as if the Acquisition and Pro Forma Financing Transactions had occurred as of May 2, 1998. The excess purchase price over the identifiable net assets and liabilities is reported as Goodwill. The carrying values of Mercantile's net assets are assumed to equal their fair value for purposes of these Unaudited Pro Forma Financial Statements unless indicated otherwise in the Notes to Unaudited Pro Forma Financial Statements. These values are subject to revision following the results of any appraisals after the consummation of the Acquisition.

  The Pro Forma Financial Statements reflect the Acquisition, which is accounted for as a purchase, in accordance with Accounting Principles Board Opinion No. 16 "Business Combinations" ("APB 16"). The Pro Forma Financial Statements reflect assumed borrowings by the Company to finance the Acquisition. The Pro Forma Financing Transactions include (dollars in thousands):

   BORROWING TYPE                                        AMOUNT   INTEREST RATE
   --------------                                      ---------- -------------
   Commercial paper................................... $  590,000     5.50%
   Bridge loan facility...............................  1,250,000     5.85%
   Publicly underwritten long-term notes..............  1,000,000     6.52%
   Guaranteed preferred beneficial interests in the
    Company's Subordinated Debentures held by
    Dillard's Capital Trust I.........................    200,000     7.50%
                                                       ----------
                                                       $3,040,000
                                                       ==========

  The Pro Forma Adjustments described in the accompanying Notes to the Pro Forma Financial Statements should be read in conjunction with such statements. Final amounts will differ from those set forth in the following Unaudited Pro Forma Financial Statements.

  As a result of its planned installation of standardized store systems in all Mercantile locations, and consolidation of various administrative support functions such as marketing, buying, advertising, accounting, and management information systems, the Company's management expects to operate the combined operations of the Company and Mercantile with a more efficient overhead expense structure than each of the two entities operating on a stand-alone basis. The Company also expects to achieve cost reductions as a result of increased purchasing power derived from the combination of the two companies. However, for purposes of the Unaudited Pro Forma Income Statements these and other potential synergies in overhead expense have not been reflected because their realization cannot be assured.

  The Unaudited Pro Forma Financial Statements are presented for information purposes only and do not purport to be indicative of the actual financial position or results of operations of the Company had such transactions actually been consummated on such dates, or of the future financial position or results of operations of the Company which may result from the consummation of such transactions. The retail business is seasonal in nature, with a higher proportion of sales and earnings usually being generated in the months of November and December than in other periods. Because of this seasonality and other factors, results of operations for an interim period are not necessarily indicative of results of operations for an entire fiscal year.

  The Unaudited Pro Forma Financial Statements are based in part on the historical financial statements of the Company and Mercantile and should be read in conjunction with each of the consolidated financial statements of the Company and Mercantile and the related notes thereto contained in (i) The Company's Annual Report on Form 10-K for the year ended January 31, 1998, (ii) the Company's Quarterly Report on Form 10-Q for the quarter ended May 2, 1998, and (iii) the Company's Current Report on Form 8-K dated May 18, 1998. Certain items derived from Mercantile's historical financial statements have been reclassified to conform to the pro forma presentation.

                       UNAUDITED PRO FORMA BALANCE SHEET
                                  MAY 2, 1998
                                 (IN THOUSANDS)

                                        HISTORICAL        PRO FORMA
                                   --------------------- ADJUSTMENTS
                                   DILLARD'S  MERCANTILE   NOTE 1     PRO FORMA
                                   ---------- ---------- -----------  ----------
             ASSETS
Current assets
  Cash and cash equivalents......  $   81,495 $  153,928 $       --   $  235,423
  Trade accounts receivable......   1,073,626    525,230         --    1,598,856
  Merchandise inventories........   2,063,898    592,337      32,000   2,688,235
  Other current assets...........      13,176     50,544         --       63,720
                                   ---------- ---------- -----------  ----------
    Total current assets.........   3,232,195  1,322,039      32,000   4,586,234
Investments and other assets.....     100,414    121,589     128,000     355,003
                                                               5,000
Property and equipment...........   2,462,262    770,393     563,000   3,795,655
Construction in progress.........      41,204        --          --       41,204
Goodwill.........................         --         --      938,975     938,975
                                   ---------- ---------- -----------  ----------
    Total assets.................  $5,836,075 $2,214,021 $ 1,666,975  $9,717,071
                                   ========== ========== ===========  ==========
LIABILITIES AND STOCKHOLDERS' EQ-
               UITY
Current liabilities
  Trade accounts payable and ac-
   crued expenses................  $  810,635 $  246,643 $       --   $1,057,278
  Commercial paper...............     288,429        --      590,000     878,429
  Bridge loan facility...........         --         --    1,250,000   1,250,000
  Federal and state income taxes.      50,548     26,360         --       76,908
  Current portion of long-term
   debt..........................     107,268     21,430         --      128,698
  Current portion of capital
   leases........................       1,624        --          --        1,624
                                   ---------- ---------- -----------  ----------
    Total current liabilities....   1,258,504    294,433   1,840,000   3,392,937
Long-term debt...................   1,463,968    202,077   1,000,000   2,666,045
Capital lease obligations........      11,872        --          --       11,872
Other long-term liabilities......         --      76,486         --       76,486
Deferred income taxes............     322,028        --      268,000     590,028
Guaranteed Preferred Beneficial
 Interests in the Company's
 Subordinated Debentures held by
 Dillard's Capital Trust I.......         --         --      200,000     200,000
Stockholders' equity.............   2,779,703  1,641,025  (1,641,025)  2,779,703
                                   ---------- ---------- -----------  ----------
    Total liabilities and stock-
     holders' equity.............  $5,836,075 $2,214,021 $ 1,666,975  $9,717,071
                                   ========== ========== ===========  ==========

             See Notes to Unaudited Pro Forma Financial Statements

                      UNAUDITED PRO FORMA INCOME STATEMENT
                      FOR THE YEAR ENDED JANUARY 31, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                     HISTORICAL        PRO FORMA
                                --------------------- ADJUSTMENTS
                                DILLARD'S  MERCANTILE   NOTE 2       PRO FORMA
                                ---------- ---------- -----------    ----------
Net sales...................... $6,631,752 $3,143,765  $ (89,000)(a) $9,686,517
Service charges, interest, and
 other income..................    185,157     21,983     89,000 (a)    296,140
                                ---------- ----------  ---------     ----------
                                 6,816,909  3,165,748        --       9,982,657
Costs and expenses:
  Cost of sales................  4,393,291  2,207,618   (189,837)(a)  6,411,072
  Advertising, selling, admin-
   istrative and general.......  1,629,721    727,083     69,545 (a)  2,435,349
                                                           9,000 (b)
  Depreciation and amortiza-
   tion........................    199,939        --      79,254 (a)    330,817
                                                          28,150 (c)
                                                          23,474 (d)
  Rentals......................     54,686        --      41,038 (a)     95,724
  Interest and debt expense....    129,237     17,685    185,775 (e)    332,697
                                ---------- ----------  ---------     ----------
                                 6,406,874  2,952,386    246,399      9,605,659
                                ---------- ----------  ---------     ----------
Income before income taxes.....    410,035    213,362   (246,399)       376,998
Income taxes...................    151,710     83,656    (84,567)(f)    150,799
                                ---------- ----------  ---------     ----------
  Net Income................... $  258,325 $  129,706  $(161,832)    $  226,199
                                ========== ==========  =========     ==========
Earnings per share:
  Basic........................ $     2.32 $     3.53                $     2.03
  Diluted...................... $     2.31 $     3.53                $     2.02
Average shares outstanding:
  Basic........................    111,303     36,771                   111,303
  Diluted......................    111,994     36,771                   111,994


             See Notes to Unaudited Pro Forma Financial Statements

                      UNAUDITED PRO FORMA INCOME STATEMENT
                       FOR THE 13 WEEKS ENDED MAY 2, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                      HISTORICAL        PRO FORMA
                                 --------------------- ADJUSTMENTS
                                 DILLARD'S  MERCANTILE   NOTE 2       PRO FORMA
                                 ---------- ---------- -----------    ----------
Net sales....................... $1,682,216  $688,286   $(24,000)(a)  $2,346,502
Service charges, interest, and
 other income...................     47,669     2,455     24,000 (a)      74,124
                                 ----------  --------   --------      ----------
                                  1,729,885   690,741        --        2,420,626
Costs and expenses:
  Cost of sales.................  1,117,221   486,336    (48,405)(a)   1,555,152
  Advertising, selling, adminis-
   trative and general..........    414,048   174,735     17,248 (a)     608,281
                                                           2,250 (b)
  Depreciation and amortization.     54,554       --      20,798 (a)      88,259
                                                           7,038 (c)
                                                           5,869 (d)
  Rentals.......................     10,291       --      10,359 (a)      20,650
  Interest and debt expense.....     33,656     2,296     46,444 (e)      82,396
                                 ----------  --------   --------      ----------
                                  1,629,770   663,367     61,601       2,354,738
                                 ----------  --------   --------      ----------
Income before income taxes......    100,115    27,374    (61,601)         65,888
Income taxes....................     37,045    10,595    (21,285)(f)      26,355
                                 ----------  --------   --------      ----------
  Net Income.................... $   63,070  $ 16,779   $(40,316)     $   39,533
                                 ==========  ========   ========      ==========
Earnings per share:
  Basic......................... $     0.58  $   0.46                 $     0.37
  Diluted....................... $     0.58  $   0.46                 $     0.36
Average shares outstanding:
  Basic.........................    108,323    36,749                    108,323
  Diluted.......................    108,951    36,749                    108,951


             See Notes to Unaudited Pro Forma Financial Statements

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS
                                (IN THOUSANDS)

NOTE 1. UNAUDITED PRO FORMA BALANCE SHEET ADJUSTMENTS

  The acquisition of Mercantile will be accounted for as a purchase in accordance with APB 16. The purchase price is being allocated first to tangible assets and liabilities of Mercantile based on preliminary estimates of their fair values, with the remainder being allocated to goodwill. The following table sets forth the purchase price based on the tender offer price of $80.00 per share and preliminary purchase price allocation (all fair value adjustments are preliminary and subject to change):

   Cash paid for stock............................................ $ 2,940,000
   Cash paid for outstanding stock options........................       3,000
   Transaction expenses...........................................      92,000
                                                                   -----------
   Purchase price.................................................   3,035,000
   Historical book value of net assets acquired...................  (1,641,025)
                                                                   -----------
   Excess of purchase price over historical book value of assets acquired...................................................... $ 1,393,975
                                                                   ===========
   Allocation of excess purchase price:
   Adjust inventories to fair value............................... $    32,000
   Increase property and equipment to fair value..................     563,000
   Adjustment to pension assets...................................     128,000
   Increase to goodwill...........................................     938,975
   Changes in deferred income taxes for the tax effect of the
    above adjustments (except goodwill)...........................    (268,000)
                                                                   -----------
                                                                   $ 1,393,975
                                                                   ===========

  The Pro Forma Balance Sheet reflects the following as assumed borrowings by the Company to finance the Acquisition:

     BORROWING TYPE                                      AMOUNT   INTEREST RATE
     --------------                                    ---------- -------------
     Commercial paper................................. $  590,000     5.50%
     Bridge loan facility.............................  1,250,000     5.85%
     Publicly underwritten long-term notes............  1,000,000     6.52%
     Guaranteed preferred beneficial interests in the
      Company's Subordinated Debentures held by
      Dillard's Capital Trust I.......................    200,000     7.50%
                                                       ----------
                                                       $3,040,000
                                                       ==========

  Financing costs are expected to be approximately $5 million. Actual borrowings and sources may differ from the estimated amounts depending upon actual costs, borrowing needs and market conditions.

NOTE 2. UNAUDITED PRO FORMA INCOME STATEMENT ADJUSTMENTS.

  (a) To reclassify certain Mercantile presentations to conform to the Company's income statement presentation.

  (b) To adjust Mercantile's pension expense as a result of the increase in the prepaid pension assets recognized in the purchase accounting adjustments.

  (c) To adjust depreciation of Mercantile's property and equipment to amounts based on estimated fair market values, using a weighted average depreciable life of 20 years.

  (d) To recognize amortization of the excess purchase price over net assets acquired in connection with the Acquisition assuming a 40 year period.

  (e) To record interest expense on the borrowings incurred to fund the Acquisition at the interest rates disclosed in Note 1 above (which assumed rates may vary from the actual rates of interest thereon). An increase or decrease of 0.125% in the interest rate would result in an increase or decrease in interest expense of $3,800 and $950 for the year ended January 31, 1998 and the thirteen weeks ended May 2, 1998, respectively.

  (f) To adjust income tax expense based upon an assumed composite (federal, state and local) income tax rate of 40%, which reflects an increase from the Company's historical effective rate due to the non deductibility of goodwill amortization.

NOTE 3. SYNERGIES

  As a result of its planned installation of standardized store systems in all Mercantile locations, and consolidation of various administrative support functions such as marketing, buying, advertising, accounting, and management information systems, the Company's management expects to operate the combined operations of the Company and Mercantile with a more efficient overhead expense structure than each of the two entities operating on a stand-alone basis. The Company also expects to achieve cost reductions as a result of increased purchasing power derived from the combination of the two companies. However, for purposes of the Unaudited Pro Forma Income Statements these and other potential synergies in overhead expense have not been reflected because their realization cannot be assured.

                     DESCRIPTION OF THE OFFERED SECURITIES

GENERAL

  The Offered Securities are to be issued under an Indenture dated May 15, 1988 (as supplemented, the "Senior Debt Indenture") between the Company and The Chase Manhattan Bank (formerly known as Chemical Bank), as trustee (the "Trustee"). Provisions of the Senior Debt Indenture are more fully described under "Description of Debt Securities" in the Prospectus to which reference is hereby made.

  The Offered Securities will be issued only in book-entry form through the facilities of the Depositary, and will be in denominations of $1,000 and integral multiples thereof. Transfers or exchanges of beneficial interests in Offered Securities in book-entry form may be effected only through a participating member of the Depositary. See "Registered Global Securities." As described in the Prospectus, under certain circumstances Offered Securities may be issued in certificated form in exchange for the Registered Global Securities. In the event that Offered Securities are issued in certificated form, such Offered Securities may be transferred or exchanged at the offices described in the immediately following paragraph.

  Payments on Offered Securities issued in book-entry form will be made to the Depositary. In the event Offered Securities are issued in certificated form, principal and interest, if any, will be payable, the transfer of the Offered Securities will be registrable, and Offered Securities will be exchangeable for Offered Securities bearing identical terms and provisions at the office of the Trustee in The City of New York designated for such purpose, provided that payment of interest may be made at the option of the Company by check mailed to the address of the person entitled thereto as shown on the Securities Register.

  By Board Resolution the Company has established that the defeasance provisions described under "Defeasance of Offered Debt Securities or Certain Covenants in Certain Circumstances" and the event of default described in subparagraph (e) under "Events of Default" in the Prospectus will be applicable to the Offered Securities.

REDEMPTION

  The Offered Securities are not redeemable at any time prior to maturity, except as hereinafter provided.

  Upon the occurrence of a Merger Redemption Event (as defined below), the Offered Securities will be mandatorily redeemable at a redemption price equal to 102% of the aggregate principal amount of the Offered Securities then outstanding, plus accrued and unpaid interest, if any, thereon to the date of redemption. Immediately following a Merger Redemption Event, the Company will mail a notice to the Trustee and to each holder stating that the Merger Redemption Event has occurred and that the Offered Securities will be redeemed no later than 30 days after the date of such notice.

  A "Merger Redemption Event" will be deemed to have occurred at such time as either of the following events occurs: (i) the Merger Agreement is terminated or (ii) the Acquisition is not consummated on or prior to October 31, 1998.

  If a Merger Redemption Event were to occur, there can be no assurance that the Company would have sufficient funds to pay the redemption price for all Offered Securities. In addition, the Company's ability to make such payment may be limited by the terms of its then-existing borrowing and other agreements. The failure of the Company to make such payments to holders of Offered Securities would constitute an Event of Default under the terms of the Indenture. See "--Events of Default."

REGISTERED GLOBAL SECURITIES

  The Offered Securities will be issued in whole or in part in the form of one or more Registered Global Securities deposited with, or on behalf of the Depositary, and registered in the name of a nominee of the

Depositary. Except under the limited circumstances described in the Prospectus under "Description of Debt Securities -- Global Notes," owners of beneficial interests in Registered Global Securities will not be entitled to physical delivery of Offered Securities in certificated form. Registered Global Securities may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any nominee to a successor of the Depositary or a nominee of such successor.

  The Depositary has advised the Company and the Underwriter as follows: The Depositary is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. The Depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movements of securities certificates. The Depositary's participants include securities brokers and dealers (including the Underwriter), banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by the Depositary only through participants.

THE NOTES AND THE DEBENTURES

  The 2004 Notes will be limited to $200,000,000 aggregate principal amount and will mature on August 1, 2004. Interest on the 2004 Notes will accrue from August 7, 1998 and will be payable semiannually, on each February 1 and August 1, beginning February 1, 1999, to the persons in whose names the 2004 Notes are registered at the close of business on the January 15 or July 15 prior to the payment date at the annual rate set forth on the cover page of this Prospectus Supplement.

  The 2007 Notes will be limited to $100,000,000 aggregate principal amount and will mature on August 1, 2007. Interest on the 2007 Notes will accrue from August 7, 1998 and will be payable semiannually, on each February 1 and August 1, beginning February 1, 1999, to the persons in whose names the 2007 Notes are registered at the close of business on the January 15 and July 15 prior to the payment date at the annual rate set forth on the cover page of this Prospectus Supplement.

  The 2018 Debentures will be limited to $200,000,000 aggregate principal amount and will mature on August 1, 2018. Interest on the 2018 Debentures will accrue from August 7, 1998 and will be payable semiannually, on each February 1 and August 1, beginning February 1, 1999, to the persons in whose names the 2018 Debentures are registered at the close of business on the January 15 and July 15 prior to the payment date at the annual rate set forth on the cover page of this Prospectus Supplement.

THE REPS

 INTEREST RATE AND INTEREST PAYMENT DATES

  The 2010 REPS will bear interest at the rate of 6.08% from and including August 7, 1998 to, but excluding August 1, 2000 (the "2010 REPS Coupon Reset Date"). The 2011 REPS will bear interest at the rate of 6.17% from and including August 7, 1998 to, but excluding August 1, 2001 (the "2011 REPS Coupon Reset Date"). The 2012 REPS will bear interest at the rate of 6.31% from and including August 7, 1998 to, but excluding August 1, 2002 (the "2012 REPS Coupon Reset Date"). The 2013 REPS will bear interest at the rate of 6.39% from and including August 7, 1998 to, but excluding August 1, 2003 (the "2013 REPS Coupon Reset Date" and, together with the 2010 REPS Coupon Reset Date, the 2011 REPS Coupon Reset Date and the 2012 REPS Coupon Reset Date, the "Coupon Reset Dates").

  Interest on the 2010 REPS, 2011 REPS, 2012 REPS and the 2013 REPS (the "REPS") will be payable semiannually on February 1 and August 1 of each year, commencing February 1, 1999 (each, an "Interest Payment Date"). Interest will be calculated based on a 360-day year consisting of twelve 30-day months. On each Interest Payment Date, interest will be payable to the persons in whose name the REPS are registered on the fifteenth calendar day (whether or not a Business Day) immediately preceding the related Interest Payment Date (each, a "Record Date"). "Business Day" means any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York are authorized or required by law or regulation to be closed.

 MATURITY DATE

  The 2010 REPS will mature on August 1, 2010. The 2011 REPS will mature on August 1, 2011. The 2012 REPS will mature on August 1, 2012. The 2013 REPS will mature on August 1, 2013.

  The REPS are subject to automatic purchase or repurchase on their respective Coupon Reset Dates.

  Morgan Stanley & Co. Incorporated is acting as Remarketing Dealer (the "Remarketing Dealer") with respect to the REPS. The Remarketing Dealer may elect to remarket only the entire aggregate principal amount of a particular issue of REPS and may not remarket a portion thereof. If the Remarketing Dealer elects to remarket a particular issue of REPS, (i) such REPS will be subject to purchase by the Remarketing Dealer at 100% of the principal amount thereof (the "Purchase/Repurchase Price") for remarketing on the applicable Coupon Reset Date, on the terms and subject to the conditions described herein (interest accrued to but excluding such Coupon Reset Date will be paid by the Company on such date to the holders of such REPS on the most recent Record
Date), and (ii) on and after the applicable Coupon Reset Date, such REPS will bear interest at the rate determined by the Remarketing Dealer in accordance with the procedures set forth below (the "Coupon Reset Rate"). See "--Purchase by the Remarketing Dealer; Remarketing" below.

  Under the circumstances described below, each issue of REPS is subject to repurchase by the Company on the applicable Coupon Reset Date at the Purchase/Repurchase Price plus accrued and unpaid interest, if any. See "-- Optional Repurchase by the Company" and "--Mandatory Repurchase by the Company" below.

  FOR PERSONS HOLDING REPS (OR AN INTEREST THEREIN) ON AN APPLICABLE COUPON RESET DATE, THE EFFECT OF THE OPERATION OF THE PURCHASE AND REMARKETING BY THE REMARKETING DEALER OR THE REPURCHASE BY THE COMPANY WILL BE THAT SUCH HOLDERS WILL BE ENTITLED TO RECEIVE, AND WILL BE REQUIRED TO ACCEPT, 100% OF THE PRINCIPAL AMOUNT OF SUCH REPS (PLUS ACCRUED INTEREST) ON THE APPLICABLE COUPON RESET DATE IN SATISFACTION OF THE COMPANY'S OBLIGATIONS TO THE HOLDERS OF SUCH REPS. INTEREST ACCRUED TO, BUT EXCLUDING, SUCH COUPON RESET DATE WILL BE PAID BY THE COMPANY ON SUCH DATE TO THE HOLDERS OF SUCH REPS ON THE MOST RECENT RECORD DATE.

 PURCHASE BY THE REMARKETING DEALER; REMARKETING

  General. If the Remarketing Dealer gives notice in writing (the "Remarketing Notification") to the Company and the Trustee on a Business Day (the "Notification Date") not later than fifteen calendar days prior to the applicable Coupon Reset Date of its intention to purchase the corresponding series of REPS for remarketing, such series of REPS automatically will be purchased, or deemed purchased, by the Remarketing Dealer at the Purchase/Repurchase Price on the Coupon Reset Date, except in the circumstances described below. Interest accrued to but excluding the Coupon Reset Date will be paid by the Company on such date to the holders of such REPS on the most recent Record Date. When REPS are purchased by the Remarketing Dealer for remarketing, the Remarketing Dealer may remarket such REPS for its own account at varying prices to be determined by the Remarketing Dealer at the time of each sale. From and after the Coupon Reset Date, the applicable series of REPS will bear interest at the Coupon Reset Rate.

  The Remarketing Dealer's obligation to purchase a series of REPS may be terminated and the Coupon Reset Process will terminate, if any of the following (a "Termination Event") occurs: (i) an Event of Default under the Senior Debt Indenture; (ii) on the Bid Date (as defined below), fewer than two Dealers (as defined below) submit timely Bids (as defined below) substantially as provided below; (iii) the Company exercises its right to repurchase such REPS as described under "--Optional Repurchase by the Company" below; (iv) a "legal defeasance" or a "covenant defeasance" (each as defined in the accompanying Prospectus) has occurred (see "Description of the Debt Securities--Defeasance of Offered Debt Securities and Certain Covenants in Certain Circumstances"); (v) the Remarketing Dealer fails to pay the Purchase/Repurchase Price by 2:00 p.m., New York time, on the Business Day prior to the Coupon Reset Date; (vi) the Remarketing Dealer does not give the Remarketing Notification; (vii) the Remarketing Dealer validly revokes the Remarketing Notification; or (viii) prior to the Notification Date the Remarketing Dealer resigns and no successor has been appointed. The Company shall give the Trustee immediate notice of any Termination Event under clauses
(i) and (ii).

  The transactions described above will be executed on the applicable Coupon Reset Date through the Depositary in accordance with the procedures of the Depositary, and the accounts of participants will be debited and credited and the REPS delivered by book-entry as necessary to effect the purchases and sales thereof. For further information with respect to transfers and settlement through the Depositary, see "Description of the Debt Securities--- Global Securities" in the Prospectus.

  Notice to Holders by Trustee. In anticipation of the purchase of a series of REPS by the Remarketing Dealer or the repurchase of such REPS by the Company on the Coupon Reset Date, the Trustee will notify the holders of such REPS, not less than 30 days nor more than 60 days prior to the Coupon Reset Date, that all such REPS shall be delivered on the Coupon Reset Date through the facilities of the Depositary against payment of the Purchase/Repurchase Price by the Remarketing Dealer or the Company.

  Coupon Reset Process if REPS Are Remarketed. The following discussion describes the steps to be taken in order to determine the Coupon Reset Rate in the event the Remarketing Dealer has elected to remarket any series of REPS.

  If the Remarketing Dealer elects to remarket any series of REPS, then the following steps (the "Coupon Reset Process") will be taken in order to determine the Coupon Reset Rate for such series of REPS. The Company and the Remarketing Dealer will use reasonable efforts to cause the actions contemplated below to be completed in as timely a manner as possible.

    (a) No later than five Business Days prior to the applicable Coupon Reset Date, the Company will provide the Remarketing Dealer with (i) a list (the "Dealer List"), containing the names and addresses of three dealers, one of whom shall be the Remarketing Dealer, from whom the Company desires the Remarketing Dealer to obtain Bids for the purchase of such REPS and (ii) such other material as may reasonably be requested by the Remarketing Dealer to facilitate a successful Coupon Reset Process.

    (b) Within one Business Day following receipt by the Remarketing Dealer of the Dealer List, the Remarketing Dealer will provide to each dealer ("Dealer") on the Dealer List (i) a copy of this Prospectus Supplement dated July 30, 1998 and the Prospectus dated July 24, 1998, relating to the offering of the applicable series of REPS (collectively, the "Prospectus Supplement"), (ii) a copy of the form of such REPS and (iii) a written request that each Dealer submit a Bid to the Remarketing Dealer no later than 3:00 p.m., New York time, on the third Business Day prior to the applicable Coupon Reset Date (the "Bid Date"). "Bid" means an irrevocable written offer given by a Dealer for the purchase of all of such REPS, settling on the Coupon Reset Date, and shall be quoted by such Dealer as a stated yield to maturity on such REPS ("Yield to Maturity"). Each Dealer shall also be provided with (i) the name of the Company, (ii) an estimate of the Remarketing Purchase Price (which shall be stated as a U.S. dollar amount and be calculated by the Remarketing Dealer in accordance with paragraph (c) below), (iii) the principal amount and maturity of the applicable issue of REPS and (iv) the method by which interest will be calculated on such REPS.

    (c) The amount payable for an issue of REPS in connection with the Coupon Reset Process (the "Remarketing Purchase Price") shall be equal to (i) the principal amount of such REPS, plus (ii) a premium

  (the "REPS Premium") which shall be equal to the excess, if any, on the Coupon Reset Date of (A) (w) in the case of the 2010 REPS, the discounted present value to the 2010 Coupon Reset Date of a bond with a maturity of August 1, 2010 which has an interest rate of 5.503%, semiannual interest payments on each February 1 and August 1, commencing February 1, 2001 and a principal amount equal to the principal amount of the 2010 REPS, and assuming a discount rate equal to the Treasury Rate, (x) in the case of the 2011 REPS, the discounted present value to the 2011 Coupon Reset Date of a bond with a maturity of August 1, 2011 which has an interest rate of 5.503%, semiannual interest payments on each February 1 and August 1, commencing February 1, 2002 and a principal amount equal to the principal amount of the 2011 REPS, and assuming a discount rate equal to the Treasury Rate, (y) in the case of the 2012 REPS, the discounted present value to the 2012 Coupon Reset Date of a bond with a maturity of August 1, 2012 which has an interest rate of 5.503%, semiannual interest payments on each February 1 and August 1, commencing February 1, 2003 and a principal amount equal to the principal amount of the 2012 REPS, and assuming a discount rate equal to the Treasury Rate, or (z) in the case of the 2013 REPS, the discounted present value to the 2013 Coupon Reset Date of a bond with a maturity of August 1, 2013 which has an interest rate of 5.503%, semiannual interest payments on each February 1 and August 1, commencing February 1, 2004 and a principal amount equal to the principal amount of the 2013 REPS, and assuming a discount rate equal to the Treasury Rate, over (B) such principal amount of the applicable issue of REPS. The "Treasury Rate" means the per annum rate equal to the offer side yield to maturity of the current on-the-run ten year United States Treasury Security per Telerate page 500, or any successor page, no later than 3:00 p.m., New York time, on the applicable Bid Date (or such other time or date that may be agreed upon by the Company and the Remarketing Dealer) or, if such rate does not appear on Telerate page 500, or any successor page, at such time, the rate on GovPX End-of-Day Pricing at 3:00 p.m., New York time, on such Bid Date (or such other time or date that may be agreed upon by the Company and the Remarketing Dealer).

    (d) The Remarketing Dealer will provide written notice to the Company as soon as practicable, on the applicable Bid Date, setting forth (i) the names of each of the Dealers from whom the Remarketing Dealer received Bids on the Bid Date, (ii) the Bid submitted by each such Dealer and (iii) the Remarketing Purchase Price as determined pursuant to paragraph (c) above. Except as provided below, the Remarketing Dealer will thereafter select from the Bids received the Bid with the lowest Yield to Maturity (the "Selected Bid"); provided, however, that (i) if the Remarketing Dealer has not received a timely Bid from a Dealer on or before the Bid Date, the Selected Bid shall be the lowest of all Bids received by such time and (ii) if any two or more of the lowest Bids submitted are equivalent, the Company shall in its sole discretion select any of such equivalent Bids (and such selected Bid shall be the Selected Bid). The Remarketing Dealer will set the Coupon Reset Rate equal to the interest rate that will amortize the REPS Premium fully over the term of the applicable issue of REPS at the Yield to Maturity indicated by the Selected Bid.

    (e) Immediately after calculating the Coupon Reset Rate for the applicable series of REPS, the Remarketing Dealer will provide written notice to the Company and the Trustee, setting forth the Coupon Reset Rate. The Coupon Reset Rate for such REPS will be effective from and including the Coupon Reset Date.

 THE REMARKETING DEALER

  On or prior to the date of original issuance of each series of REPS, the Company and the Remarketing Dealer will enter into a Remarketing Agreement (a "Remarketing Agreement"). In all cases, Morgan Stanley & Co. Incorporated shall have the right to match the Bid with the lowest Yield to Maturity in which case Morgan Stanley & Co. Incorporated's Bid shall be the Selected Bid. No holder or beneficial owner of any series of REPS shall have any rights or claims under the Remarketing Agreement or against the Company or the Remarketing Dealer as a result of the Remarketing Dealer not purchasing the applicable series of REPS.

  The Remarketing Agreement will provide that the Remarketing Dealer may resign at any time as the Remarketing Dealer, such resignation to be effective 10 Business Days after the delivery to the Company and the Trustee of notice of such resignation; provided, however, that the Remarketing Dealer shall remain subject to the provisions of the Remarketing Agreement during the period before its resignation becomes effective. In such case, it shall be the sole obligation of the Company to appoint a successor Remarketing Dealer. The Company shall give the Trustee immediate notice of such appointment.

  The Remarketing Dealer, in its individual or any other capacity, may buy, sell, hold and deal in any of the REPS. The Remarketing Dealer may exercise any vote or join in any action which any holder or beneficial owner of that particular issue of REPS may be entitled to exercise or take with like effect as if such Remarketing Dealer did not act in any capacity under its respective Remarketing Agreement. The Remarketing Dealer, in its individual capacity, either as principal or agent, may also engage in or have an interest in any financial or other transaction with the Company as freely as if it did not act in any capacity under the Remarketing Agreement.

 MANDATORY REPURCHASE BY THE COMPANY

  If any Termination Event occurs or if the Remarketing Dealer for any reason fails to purchase an issue of REPS, the Company will repurchase the entire principal amount of each series of REPS on the applicable Coupon Reset Date at the Purchase/Repurchase Price plus accrued and unpaid interest, if any, on such REPS.

 OPTIONAL REPURCHASE BY THE COMPANY

  If the Remarketing Dealer gives a Remarketing Notification, then, not later than the fourth Business Day following the applicable Notification Date, the Company may irrevocably elect, by notice in writing to the Remarketing Dealer and the Trustee, to terminate such Coupon Reset Process, whereupon the Company will repurchase the entire principal amount of the applicable series of REPS on the respective Coupon Reset Date at the Purchase/Repurchase Price plus accrued and unpaid interest, if any, on such REPS.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

  The following is a summary of the material United States federal income and estate tax consequences of the purchase, ownership and disposition of the REPS by an initial holder of the REPS who purchases the REPS on the original issue date at the "issue price" (as defined below) but is not purported to be a complete analysis of all potential tax effects. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed regulations promulgated thereunder, published rulings and court decisions, all as in effect and existing on the date hereof and all of which are subject to change any time, which change may be retroactive or prospective. Unless otherwise specifically noted, this summary applies only to those persons that hold the REPS as capital assets within the meaning of Section 1221 of the Code. This discussion only addresses the United States federal income tax considerations of such REPS until the Coupon Reset Date.

  THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND DOES NOT ADDRESS THE TAX CONSEQUENCES TO TAXPAYERS WHO ARE SUBJECT TO SPECIAL RULES (SUCH AS FINANCIAL INSTITUTIONS, TAX-EXEMPT ORGANIZATIONS, INSURANCE COMPANIES, S CORPORATIONS, REGULATED INVESTMENT COMPANIES, REAL ESTATE INVESTMENT TRUSTS, BROKER-DEALERS, TAXPAYERS SUBJECT TO THE ALTERNATIVE MINIMUM TAX AND PERSONS THAT WILL HOLD THE REPS AS PART OF A POSITION IN A "STRADDLE" OR AS PART OF A "CONSTRUCTIVE SALE," "HEDGING" OR "CONVERSION" TRANSACTION) OR ADDRESS ASPECTS OF FEDERAL TAXATION THAT MIGHT BE RELEVANT TO A PROSPECTIVE INVESTOR BASED UPON SUCH INVESTOR'S PARTICULAR TAX SITUATION. THIS SUMMARY DOES NOT ADDRESS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, MUNICIPALITY, FOREIGN COUNTRY OR OTHER TAXING JURISDICTION. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES FEDERAL TAX CONSEQUENCES OF OWNING AND DISPOSING OF THE REPS (INCLUDING THE INVESTORS STATUS AS A UNITED STATES HOLDER OR A

NON-UNITED STATES HOLDER), AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY STATE, MUNICIPALITY, FOREIGN COUNTRY OR OTHER TAXING JURISDICTION.

  Prospective investors should note that no rulings have been or are expected to be sought from the Internal Revenue Service (the "Service") with respect to any of the tax considerations discussed below, and no assurance can be given that the Service will not take contrary positions.

UNITED STATES HOLDERS

 GENERAL

  The following is a general discussion of certain United States federal income tax consequences of the ownership and sale or other disposition of the REPS by a beneficial owner that, for United States federal income tax purposes, is a "United States person" (a "United States Holder"). For purposes of this discussion, a "United States person" means a citizen or individual resident (as defined in Section 7701(b) of the Code) of the United States; a corporation (including any entity treated as a corporation for United States federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia; an estate the income of which is subject to United States federal income tax without regard to its source; or a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date that elect to continue to be so treated shall also be considered to be United States persons.

 TREATMENT OF THE REPS

  Although there is no authority on point characterizing instruments such as the REPS, and the matter is not free from doubt, because the REPS are subject to mandatory purchase by the Remarketing Dealer or repurchase by the Company on their respective Coupon Reset Date, the Company intends to treat the REPS as fixed rate debt instruments that mature on the Coupon Reset Date for United States federal income tax purposes and as being reissued on the Coupon Reset Date should the Remarketing Dealer sell the REPS pursuant to the Coupon Reset Process. The issue price of the REPS will be equal to the first price at which a substantial amount of the REPS is sold for money (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity as underwriters, placement agents or wholesellers).

 PAYMENTS OF INTEREST

  Payments of interest on the REPS will generally be taxable to a United States Holder as ordinary interest income at the time such payments are accrued or received (in accordance with the United States Holder's regular method of tax accounting).

 SALE, EXCHANGE OR REDEMPTION OF THE REPS

  Generally, a sale, exchange or redemption of the REPS will result in taxable gain or loss equal to the difference between the amount of cash or other property received (except to the extent that such amount realized represents accrued and unpaid interest that such United States Holder has not included in gross income previously) and the United States Holder's adjusted tax basis in the REPS. Such gain or loss generally will be capital gain or loss. Capital gain or loss will be long-term gain or loss if the REPS are held by the United States Holder for more than one year, otherwise such gain or loss will be short-term.

  United States Holders that are corporations will generally be taxed on net capital gains at a maximum rate of 35%. In contrast, United States Holders that are individuals will generally be taxed on net capital gains at a maximum rate of (i) 39.6% for property held for one year or less and (ii) 20% for property held for more than one year. Special rules (and generally lower maximum rates) apply for individuals in lower tax brackets. Any capital losses realized by a United States Holder that is a corporation generally may be used only to offset capital gains. Any capital losses realized by a United States Holder that is an individual generally may be used only to offset capital gains plus $3,000 of other income per year.

 ALTERNATIVE CHARACTERIZATION

  It is possible that the Service will disagree with or that a court will not uphold the characterization of the REPS described above in the section entitled "Certain United States Federal Income Tax Consequences--United States Holders--Treatment of the REPS." In particular the Service could seek to treat the REPS as maturing on the Maturity Date, instead of the Coupon Reset Date. In such an event, the issue price of the REPS would include the consideration paid by the Remarketing Dealer to the Company in connection with the Company's appointment of the Remarketing Dealer to such position, and the United States Holder of the REPS would be treated as having sold a call option to the Remarketing Dealer (the "Call Option") for an amount equal to the consideration paid by the Remarketing Dealer to the Company in connection with the Company's appointment of the Remarketing Dealer to such position. The amount deemed received as consideration for the sale of the Call Option would be treated as an option premium paid to such United States Holder and would be taken into account upon the exercise, lapse, sale or other disposition of such Call Option.

  Because of the Coupon Reset Process, if the REPS were treated as maturing on the Maturity Date, United States Holders would be subject to certain United States Treasury Regulations dealing with contingent payment debt instruments (the "Contingent Debt Regulations"). Under these regulations, each United States Holder of the REPS would be required (regardless of the holder's usual method of accounting) to include in gross income original issue discount ("OID") for each interest accrual period in an amount equal to the product of the adjusted issue price of the REPS at the beginning of each interest accrual period and a projected yield to maturity of the REPS. The projected yield to maturity would be based on the yield at which the Company would have issued a fixed rate debt instrument maturing on the Maturity Date with terms and conditions otherwise similar to those of the REPS. This projected yield could be higher than the stated interest rate on the REPS prior to the Coupon Reset Date.

  In addition, under the Contingent Debt Regulations, the character of any gain or loss recognized on the sale, exchange, retirement or other disposition of the REPS would generally differ from that set forth above in the section entitled "Certain United States Federal Income Tax Considerations--United States Holders--Sale, Exchange or Redemption of the REPS." For example, any gain recognized on the sale of the REPS would be treated as ordinary income, while any loss would generally be treated as ordinary to the extent of previously accrued original issue discount (which was not previously reversed), and any excess would be capital loss.

FOREIGN HOLDERS

  The following is a general discussion of certain United States federal income and estate tax consequences of the ownership and sale or other disposition of the REPS by a beneficial owner of REPS that is not a United States Holder (a "Non-United States Holder"). Resident alien individuals will be subject to United States federal income tax with respect to the REPS as if they were United States Holders.

  Under present United States federal income and estate tax law, and subject to the discussion below concerning backup withholding:

    (a) no withholding of United States federal income tax will be required with respect to the payment by the Company or any paying agent of principal or interest (which for purposes of this discussion includes OID) on REPS owned by a Non-United States Holder, provided (i) that the beneficial owner does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of section 871(h)(3) of the Code and the regulations thereunder, (ii) the beneficial owner is not a controlled foreign corporation that is related to the Company through stock ownership, (iii) the beneficial owner is not a bank whose receipt of interest on REPS is described in section 881(c)(3)(A) of the Code, and (iv) the beneficial owner satisfies the statement requirement (described generally below) set forth in section 871(h) and section 881(c) of the Code and the regulations thereunder;

    (b) no withholding of United States federal income tax will be required with respect to any gain or income realized by a Non-United States Holder upon the sale, exchange, retirement or other disposition of REPS; and

    (c) REPS beneficially owned by an individual who at the time of death is a Non-United States Holder will not be subject to United States federal estate tax as a result of such individual's death, provided that such individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of section 871(h)(3) of the Code and provided that the interest payments with respect to such REPS would not have been, if received at the time of such individual's death, effectively connected with the conduct of a United States trade or business by such individual.

  To satisfy the requirement referred to in (a)(iv) above, the beneficial owner of such REPS, or a financial institution holding the REPS on behalf of such owner, must provide, in accordance with specified procedures, a paying agent of the Company with a statement to the effect that the beneficial owner is not a United States person. Currently, these requirements will be met if
(1) the beneficial owner provides his name and address, and certifies, under penalties of perjury, that he is not a United States person (which certification may be made on an Internal Revenue Service Form ("IRS Form") W-8 (or successor form)) or (2) a financial institution holding the REPS on behalf of the beneficial owner certifies, under penalties of perjury, that such statement has been received by it and furnishes a paying agent with a copy thereof. Under final Treasury regulations (the "Final Regulations"), the statement requirement referred to in (a)(iv) above may also be satisfied with other documentary evidence for interest paid after December 31, 1999 with respect to an offshore account or through certain foreign intermediaries.

  If a Non-United States Holder cannot satisfy the requirements of the "portfolio interest" exception described in (a) above, payments of premium, if any, and interest made to such Non-United States Holder will be subject to a 30% withholding tax unless the beneficial owner of the REPS provides the Company or its paying agent, as the case may be, with a properly executed (1) IRS Form 1001 (or successor form) claiming an exemption from withholding under the benefit of a tax treaty or (2) IRS Form 4224 (or successor form) stating that interest paid on the REPS is not subject to withholding tax because it is effectively connected with the beneficial owner's conduct of a trade or business in the United States. Under the Final Regulations, Non-United States Holders will generally be required to provide IRS Form W-8 in lieu of IRS Form 1001 and IRS Form 4224, although alternative documentation may be applicable in certain situations.

  If a Non-United States Holder is engaged in a trade or business in the United States and premium, if any, or interest (including OID) on the REPS is effectively connected with the conduct of such trade or business, the Non-United States Holder, although exempt from the withholding tax discussed above, will be subject to United States federal income tax on such interest on a net income basis in the same manner as if it were a United States Holder. In addition, if such holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable tax treaty) of its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, such interest on REPS will be included in such foreign corporation's earnings and profits.

  Any gain or income realized upon the sale, exchange, retirement or other disposition of REPS generally will not be subject to United States federal income tax unless (i) such gain or income is effectively connected with a trade or business in the United States of the Non-United States Holder, or
(ii) in the case of a Non-United States Holder who is an individual, such individual is present in the United States for 183 days or more in the taxable year of such sale, exchange, retirement or other disposition, and certain other conditions are met.

INFORMATION REPORTING AND BACKUP WITHHOLDING

  In general, information reporting requirements will apply to certain payments of principal and interest paid on REPS and to the proceeds of sale of REPS made to United States Holders other than certain exempt recipients (such as corporations). A 31 percent backup withholding tax will apply to such payments if the United States Holder fails to provide a taxpayer identification number or certification of foreign or other exempt status or fails to report in full dividend and interest income.

  In general, no information reporting or backup withholding will be required with respect to payments made by the Company or any paying agent to Non-United States Holders if a statement described in (a)(iv) under "Foreign Holders" has been received (and the payor does not have actual knowledge that the beneficial owner is a United States person).

  In addition, backup withholding and information reporting may apply to the proceeds of the sale of REPS within the United States or conducted through certain United States related financial intermediaries unless the statement described in (a)(iv) under "Foreign Holders" has been received (and the payor does not have actual knowledge that the beneficial owner is a United States person) or the holder otherwise establishes an exemption.

  Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such holder's United States federal income tax liability provided the required information is furnished to the IRS.

                                 UNDERWRITERS

  Under the terms and subject to the conditions contained in an Underwriting Agreement dated the date hereof, the Underwriters named below have agreed to purchase, and the Company has agreed to sell to them, severally, the respective principal amounts of Offered Securities set forth opposite their respective names below:

                           PRINCIPAL    PRINCIPAL    PRINCIPAL                              PRINCIPAL
                             AMOUNT       AMOUNT       AMOUNT     PRINCIPAL    PRINCIPAL      AMOUNT     PRINCIPAL
                            OF 2004      OF 2007      OF 2018       AMOUNT       AMOUNT      OF 2012       AMOUNT
NAME                         NOTES        NOTES      DEBENTURES  OF 2010 REPS OF 2011 REPS     REPS     OF 2013 REPS
----                      ------------ ------------ ------------ ------------ ------------ ------------ ------------
Morgan Stanley & Co.
 Incorporated...........  $100,000,000 $ 50,000,000 $100,000,000 $ 50,000,000 $ 50,000,000 $ 75,000,000 $ 75,000,000
Chase Securities Inc. ..   100,000,000   50,000,000  100,000,000   50,000,000   50,000,000   75,000,000   75,000,000
                          ------------ ------------ ------------ ------------ ------------ ------------ ------------
 Total..................  $200,000,000 $100,000,000 $200,000,000 $100,000,000 $100,000,000 $150,000,000 $150,000,000
                          ============ ============ ============ ============ ============ ============ ============

  Morgan Stanley & Co. Incorporated is acting as lead manager of the 2007 Notes, 2018 Debentures, 2010 REPS, 2011 REPS and 2012 REPS. Chase Securities Inc. is acting as lead manager of the 2004 Notes and 2013 REPS.

  The Underwriting Agreement provides that the obligation of the several Underwriters to pay for and accept delivery of the Offered Securities is subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all the Offered Securities if any are taken.

  The Underwriters propose to offer part of the 2004 Notes directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a concession not in excess of .375% of the principal amount of the 2004 Notes. The Underwriters propose to offer part of the 2007 Notes directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a concession not in excess of .400% of the principal amount of the 2007 Notes. The Underwriters propose to offer part of the 2018 Debentures directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a concession not in excess of .500% of the principal amount of the 2018 Debentures. The Underwriters propose to offer part of the 2010 REPS directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a concession not in excess of .150% of the principal amount of the 2010 REPS. The

Underwriters propose to offer part of the 2011 REPS directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a concession not in excess of .200% of the principal amount of the 2011 REPS. The Underwriters propose to offer part of the 2012 REPS directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a concession not in excess of .300% of the principal amount of the 2012 REPS. The Underwriters propose to offer part of the 2013 REPS directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a concession not in excess of .350% of the principal amount of the 2013 REPS. The Underwriters may allow, and such dealers may reallow, a concession not in excess of .250% of the principal amount of the 2004 Notes, .250% of the principal amount of the 2007 Notes, .250% of the principal amount of the 2018 Debentures, .075% of the principal amount of the 2010 REPS, .100% of the principal amount of the 2011 REPS, .150% of the principal amount of the 2012 REPS and .250% of the principal amount of the 2013 REPS, respectively, to certain other dealers. After the initial offering of the Offered Securities, the offering price and other selling terms may from time to time be varied by the Underwriters.

  The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. The Underwriters have agreed to reimburse certain fees and expenses of the Company in connection with the offering of the Offered Securities of approximately $1,400,000.

  The Company does not intend to apply for listing of the Offered Securities on a national securities exchange, but has been advised by the Underwriters that they presently intend to make a market in the Offered Securities as permitted by applicable laws and regulations. The Underwriters are not obligated, however, to make a market in the Offered Securities and any such market making may be discontinued at any time at the sole discretion of the Underwriters. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Offered Securities.

  In order to facilitate the offering of the Offered Securities, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Offered Securities. Specifically, the Underwriters may overallot in connection with the offering, creating a short position in the Offered Securities for their own account. In addition, to cover overallotments or to stabilize the price of the Offered Securities, the Underwriters may bid for, and purchase, the Offered Securities in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the Offered Securities in the offering, if the syndicate repurchases previously distributed Offered Securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Offered Securities above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

  From time to time, Morgan Stanley & Co. Incorporated has acted as financial advisor to the Company and has received compensation for such services. Morgan Stanley & Co. Incorporated advised the Company with regard to the Acquisition for which it received customary compensation. In the ordinary course of their respective businesses, Chase Securities Inc. and its affiliates have engaged, and may in the future engage, in general financing and banking transactions and services with the Company and its affiliates. The Trustee is an affiliate of Chase Securities Inc. William B. Harrison, Jr., Vice Chairman of The Chase Manhattan Corporation, parent of Chase Securities Inc., is a director of the Company. William Dillard II, Chief Executive Officer of the Company, is an advisory director of Chase Bank of Texas, N.A., an affiliate of Chase Securities Inc.

                                $2,500,000,000

                                DILLARD'S, INC.

                                DEBT SECURITIES
                               EQUITY SECURITIES

                           DILLARD'S CAPITAL TRUST I
                          DILLARD'S CAPITAL TRUST II
                          DILLARD'S CAPITAL TRUST III
                          DILLARD'S CAPITAL TRUST IV
                           DILLARD'S CAPITAL TRUST V

                              CAPITAL SECURITIES
                     FULLY AND UNCONDITIONALLY GUARANTEED,
                      TO THE EXTENT DESCRIBED HEREIN, BY

                                DILLARD'S, INC.

  Dillard's, Inc. (the "Company"), may offer and issue from time to time, together or separately, (i) its debt securities ("Debt Securities") in one or more series, (ii) shares of its Class A Common Stock, par value $.01 per share ("Class A Common Stock") and (iii) shares of its Additional Preferred Stock, par value $.01 per share ("Preferred Stock" and, together with the Class A Common Stock, "Equity Securities"), with such terms as are described herein and in the applicable Prospectus Supplement.

  Dillard's Capital Trust I, Dillard's Capital Trust II, Dillard's Capital Trust III, Dillard's Capital Trust IV and Dillard's Capital Trust V, each a trust created under the laws of the State of Delaware (each an "Issuer Trust," and collectively, the "Issuer Trusts"), may severally offer and issue from time to time equity securities (the "Capital Securities") representing preferred beneficial ownership interests in such Issuer Trust with such terms as are described herein and in the applicable Prospectus Supplement. The Company will be the owner, directly or indirectly, of the common securities (the "Common Securities" and, together with the Capital Securities, the "Trust Securities") representing common beneficial ownership interests in each Issuer Trust. Payment to holders of Capital Securities of cash distributions thereon ("Distributions"), and amounts payable upon redemption thereof, liquidation of the applicable Issuer Trust or otherwise, will be guaranteed by the Company to the extent described herein and in the applicable Prospectus Supplement (each, a "Guarantee"). The only assets of an Issuer Trust will be Debt Securities purchased from the Company with the proceeds from the issuance of its Trust Securities. Each Guarantee will rank pari passu with the Debt Securities purchased with the proceeds of the Capital Securities covered by such Guarantee. If specified in the applicable Prospectus Supplement, such Debt Securities may be distributed pro rata to holders of Trust Securities at such times as may be described herein or in such Prospectus Supplement.

  The Debt Securities, Equity Securities, Capital Securities and Guarantees are sometimes herein referred to individually as a "Security" and collectively as the "Securities." This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.

                               ----------------

THESE SECURITIES HAVE  NOT BEEN APPROVED OR DISAPPROVED BY  THE SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION  NOR  HAS  THE
  SECURITIES AND  EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES COMMISSION
  PASSED   UPON    THE   ACCURACY   OR   ADEQUACY   OF    THIS   PROSPECTUS.
   ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

  Securities may be offered through dealers, underwriters or agents designated from time to time, as set forth in the accompanying Prospectus Supplement. Net proceeds to the Company will be the purchase price in the case of sales to a dealer, the public offering price less discount in the case of sales to an underwriter or the

                                                       (continued on next page)

(continued from previous page)

purchase price less commission in the case of sales through an agent--in each case, less other expenses attributable to issuance and distribution. See "Plan of Distribution" for possible indemnification arrangements for dealers, underwriters and agents.

  The aggregate initial public offering price of all Equity Securities, Debt Securities (other than Debt Securities purchased by Issuer Trusts) and Capital Securities issued pursuant to the Registration Statement of which this Prospectus forms a part shall not exceed $2,500,000,000 or the equivalent thereof in any foreign currency or composite currency. Unless specified in the applicable Prospectus Supplement, the Debt Securities and the Capital Securities will be issued in registered form without coupons.

  Certain specific terms of the Securities in respect of which this Prospectus is being delivered will be described in the accompanying Prospectus Supplement, including without limitation and where applicable, (a) in the case of the Debt Securities, series designation, ranking, aggregate principal amount, denominations, maturity date (including any provisions for the shortening or extension thereof), interest payment dates, interest rate (which may be fixed or variable) or method of calculating interest, if any, interest deferral terms, if any, place or places where and currency or currency units in which principal, premium, if any, and interest, if any, will be payable, any terms of redemption, any sinking fund provisions, terms for any conversion or exchange into Class A Common Stock or other securities, initial offering or purchase price, methods of distribution and any other special terms, and (b) in the case of Capital Securities, the identity of the Issuer Trust, title, aggregate stated liquidation amount, number of securities, Distribution rate or method of calculating such rate, Distribution payment dates, applicable Distribution deferral terms, if any, place or places where and currency or currency units in which Distributions and other amounts will be payable, any terms of redemption, exchange, initial offering or purchase price, methods of distribution and any other special terms, and (c) in the case of Preferred Stock, the specific title and stated value, any dividend, liquidation, redemption, voting and other rights, any terms for conversion into Class A Common Stock, the initial offering or purchase price, methods of distribution and any other special terms.

  The applicable Prospectus Supplement also will contain information, as applicable, about certain United States federal income tax consequences relating to the Securities and will set forth the name of and compensation to each dealer, underwriter or agent (if any) involved in the sale of the Securities being offered and the managing underwriters with respect to any Securities sold to or through underwriters.

  No dealer, salesperson or other person has been authorized in connection with any offering made hereby to give any information or to make any representations not contained or incorporated by reference in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any underwriter agent or dealer. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the Securities offered hereby, nor does it constitute an offer to sell or a solicitation of an offer to buy the Securities to any person in any jurisdiction in which it is unlawful to make such offer or solicitation to such person. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any date subsequent to the date hereof or that there has been no change in the affairs of the Company since the date hereof.

                               ----------------

                 The date of this Prospectus is July 24, 1998.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 or at its Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at Seven World Trade Center, Suite 1300, New York, New York 10048, and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Additionally, such material may be accessed at the Commission's Website (http:/www.sec.gov). Such material can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 on which certain of the Company's securities are listed.

  This Prospectus constitutes a part of a Registration Statement filed by the Company and the Issuer Trusts with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and to the related exhibits for further information with respect to the Company, the Issuer Trusts and the Securities. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

  No separate financial statements of any Issuer Trust have been included herein. The Company and the Issuer Trusts do not consider that such financial statements would be material to holders of the Capital Securities because each Issuer Trust is a newly formed special purpose entity, has no operating history or independent operations and is not engaged in and does not propose to engage in any activity other than holding Debt Securities as trust assets and issuing the Trust Securities. See "The Issuer Trusts," "Description of Capital Securities," "Description of Debt Securities" and "Description of Guarantees." In addition, the Company does not expect that any of the Issuer Trusts will be filing reports under the Exchange Act with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed with the Commission under the Exchange Act by the Company are incorporated herein by reference:

    (a) Annual Report on Form 10K for the fiscal year ended January 31, 1998;

    (b) Quarterly Report on Form 10-Q for the quarter ended May 2, 1998;

    (c) Current Reports on Form 8-K dated February 19, 1998 and May 16, 1998;
  and

    (d) Description of the Company's Class A Common Stock contained in its Registration Statement on Form 8-A, dated June 7, 1989.

  All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  Copies of the above documents (excluding exhibits) may be obtained upon request without charge from the Company, 1600 Cantrell Road, Little Rock, Arkansas 72201, Attention: James I. Freeman (telephone number 501-376-5200).

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

  This prospectus, including any documents that are incorporated by reference as set forth in "Incorporation of Certain Documents by Reference," contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such statements are indicated by words or phrases such as "anticipates," "estimates," "projects," "management believes," "the Company believes" and similar words or phrases. Such statements involve risks and uncertainties and are subject to change based on various important factors. The following factors, among others, could affect the Company's financial performance and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: economic and weather conditions in the regions in which the Company's stores are located and their effect on the buying patterns of the Company's customers, changes in consumer spending patterns and debt levels, trends in personal bankruptcies and the impact of competitive market forces.

                                  THE COMPANY

  Dillard's, Inc. is a regional group of traditional department stores operating, as of January 31, 1998, 270 stores in Alabama, Arizona, Arkansas, California, Colorado, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Mississippi, Missouri, Nebraska, Nevada, New Mexico, North Carolina, Ohio, Oklahoma, South Carolina, Tennessee, Texas, Virginia, Utah and Wyoming. The stores vary from 30,000 square feet to 409,000 square feet in size, with the area of typical stores ranging between 80,000 to 220,000 square feet, and the average store size being approximately 160,000 square feet. The stores are owned either by the Company or a wholly owned subsidiary, with the exception of 66 stores, which are leased from third parties. The stores feature branded and private label goods in the middle to upper-middle price ranges and cater to a broad spectrum of the population. Most of the stores are full-line department stores and sell quality name-brand and private label apparel and accessories for men, women and children, as well as accessories for the home such as linens and domestics, china, silverware, draperies and housewares. Special emphasis is placed on fashion-oriented apparel.

  The Company is incorporated under the laws of the State of Delaware. The executive offices of the Company are located at 1600 Cantrell Road, Little Rock, Arkansas 72201, telephone number: 501-376-5200.

                              RECENT DEVELOPMENT

  The Company has entered into an Agreement and Plan of Merger, dated as of May 16, 1998 (the "Merger Agreement"), providing for the acquisition of the stock of Mercantile Stores Company, Inc. ("Mercantile"). Mercantile is a conventional department store retailer engaged in the general merchandising business. Mercantile operates 103 department stores and 16 home fashion stores under 13 different names in a total of 17 states. A subsidiary, Mercantile Credit Corp., provides servicing for Mercantile's private label credit program.

  MSC Acquisitions, Inc., a Delaware corporation ("NEWCO") and a newly formed wholly owned subsidiary of the Company, has offered to purchase all of the outstanding shares of Common Stock, par value $.14 2/3 per share (the "Shares"), of Mercantile at a purchase price of $80 per Share, net to the seller in cash without interest thereon.

  The Merger Agreement provides that, following the completion of the offer, NEWCO will be merged with and into Mercantile (the "Acquisition"). Following the Acquisition, Mercantile will continue as the surviving corporation and become a direct, wholly owned subsidiary of the Company.

  Stockholders of Mercantile representing approximately 40% of the issued and outstanding Shares have contractually agreed, among other things, to tender their Shares in the offer, provide the Company with an irrevocable proxy, grant an option at the $80 offer price and otherwise support the transaction with the Company.

  The offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn prior to the expiration date for the offer a number of Shares which, together with any Shares owned, directly or indirectly, by the Company or NEWCO, constitutes more than 50% of the voting power (determined on a fully-diluted basis), on the date of purchase, of all the securities entitled to vote generally in the election of directors or in a merger (the "Minimum Condition"). If the Company purchases not less than that number of Shares needed to satisfy the Minimum Condition, it will be able to effect the Acquisition without the affirmative vote of any other stockholder of Mercantile.

  Under the Merger Agreement, the respective obligations of the Company, NEWCO and Mercantile under the Acquisition shall be subject to the satisfaction at or prior to the effective time of the Acquisition of the following conditions
(a) as required by the Delaware General Corporation Law (the "DGCL"), the Merger Agreement shall have been approved by the affirmative vote of the stockholders of Mercantile by the requisite vote in accordance with Mercantile's Certificate of Incorporation and the DGCL (which Mercantile has represented shall be solely the affirmative vote of a majority of the outstanding Shares); (b) no statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any United States, foreign, federal or state court or governmental authority which prohibits, restrains, enjoins or restricts the consummation of the Acquisition; (c) NEWCO shall have purchased Shares pursuant to the offer and (d) any waiting period applicable to the Acquisition under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), shall have been terminated or expired.

  The Company believes that the Acquisition is highly probable although there can be no assurance that the Acquisition will be completed.

  The Company issued a press release on June 4, 1998, announcing the receipt of a request by the Federal Trade Commission (the "FTC") for additional information in connection with the Company's HSR Act filing. As a result of the request by the FTC, NEWCO extended the period during which its tender offer for Shares will remain open to 12:00 Midnight, New York City Time, on Wednesday, August 5, 1998.

                               THE ISSUER TRUSTS

  Each Issuer Trust is a statutory business trust created under Delaware law pursuant to the filing of a certificate of trust with the Delaware Secretary of State on July 14, 1998. Each Issuer Trust will be governed by an amended and restated trust agreement (each, a "Trust Agreement") among the Company, as Depositor, Chase Manhattan Bank Delaware, as Delaware Trustee, The Chase Manhattan Bank, as Property Trustee (together with the Delaware Trustee, the "Issuer Trustees") and two individuals selected by the holders of the Common Securities to act as administrators with respect to such Issuer Trust (the "Administrators") and the holders, from time to time, of the Trust Securities. The Company, as the holder of the Common Securities, intends to select two individuals who are employees or officers of or affiliated with the Company to serve as the Administrators. Each Issuer Trust exists for the exclusive purposes of (i) issuing and selling its Trust Securities, (ii) using the proceeds from the sale of such Trust Securities to invest in a series of Debt Securities and (iii) engaging in only those other activities necessary, convenient or incidental thereto (such as registering the transfer of Trust Securities). Accordingly, Debt Securities will be the sole assets of each Issuer Trust, and payments under the Debt Securities owned by an Issuer Trust will be the sole revenue of such Issuer Trust.

  All of the Common Securities of each Issuer Trust will be owned directly or indirectly by the Company. The Common Securities of an Issuer Trust will rank pari passu, and payments will be made thereon pro rata, with the Capital Securities of such Issuer Trust, except that upon the occurrence and continuance of a Debenture Event of Default (as defined herein) arising as a result of any failure by the Company to pay any amounts in respect of the Debt Securities owned by such Issuer Trust when due, the rights of the Company as holder of the Common Securities to payment in respect of Distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights of the holders of the Capital Securities of such Issuer Trust. See "Description of Capital Securities--Subordination of Common Securities." Unless otherwise specified in the applicable Prospectus Supplement, the Company will acquire, directly or indirectly, Common Securities in an aggregate liquidation amount equal to at least 3% of the total capital of each Issuer Trust. Unless otherwise specified in the applicable Prospectus Supplement, each Issuer Trust will have a term of approximately 40 years from the date on which it initially issues its Capital Securities, but may dissolve earlier as provided in the applicable Trust Agreement and described in the applicable Prospectus Supplement. Unless otherwise specified in the applicable Prospectus Supplement, the name and address of the Delaware Trustee for each Issuer Trust will be Chase Manhattan Bank Delaware, 1201 Market Street, Wilmington, Delaware 19801, and the name and address of the Property Trustee, the Guarantee Trustee and the Debt Securities Trustee for each Issuer Trust will be The Chase Manhattan Bank, 450 West 33rd Street, 15th Floor , New York, New York 10001.

  It is anticipated that no Issuer Trust will be subject to the reporting requirements under the Exchange Act.

                                USE OF PROCEEDS

  The Issuer Trusts will use all proceeds from the sale of Trust Securities to purchase Debt Securities from the Company. Unless otherwise set forth in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of its Equity Securities and/or Debt Securities (including Debt Securities issued to the Issuer Trusts) for general corporate purposes, which may include additions to working capital, financing of acquisitions, the repurchase of outstanding Class A Common Stock and the repayment of indebtedness or for such other purposes as are set forth in the applicable Prospectus Supplement.

                      RATIO OF EARNINGS TO FIXED CHARGES

  The following table sets forth the ratio of earnings to fixed charges for the Company for each of the years in the five year period ended January 31, 1998 and for the three months ended May 2, 1998 and May 3, 1997. For purposes of computing the ratio, earnings consist of earnings before income taxes plus fixed charges (less capitalized interest of preferred stock dividends), and fixed charges consist of interest expense, capitalized interest and the interest portion of rent expense which is approximated at one-third of rent expense.

    THREE MONTHS
        ENDED                            FISCAL YEAR ENDED
   ------------------    ------------------------------------------------------------
   MAY 2,     MAY 3,     JAN. 31,     FEB. 1,     FEB. 3,     JAN. 28,     JAN. 29,
    1998       1997        1998        1997        1996*        1995         1994
   ------     ------     --------     -------     -------     --------     --------
    3.61       3.63        3.69        3.61        2.86         3.72         3.57

  --------
  *53 weeks

                  RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

  The following table sets forth the ratio of earnings to combined fixed charges and preferred stock dividends for the Company for each of the years in the five year period ended January 31, 1998 and for the three months ended May 2, 1998 and May 3, 1997. For purposes of computing the ratio, earnings consist of earnings before income taxes plus fixed charges (less capitalized interest) and preferred stock dividends, and fixed charges consist of interest expense, capitalized interest and the interest portion of rent expense which is approximated at one-third of rent expense.

    THREE MONTHS
        ENDED                            FISCAL YEAR ENDED
   ------------------    ------------------------------------------------------------
   MAY 2,     MAY 3,     JAN. 31,     FEB. 1,     FEB. 3,     JAN. 28,     JAN. 29,
    1998       1997        1998        1997        1996*        1995         1994
   ------     ------     --------     -------     -------     --------     --------
    3.61       3.62        3.69        3.61        2.86         3.72         3.57

  --------
  *53 weeks

                        DESCRIPTION OF DEBT SECURITIES

  The Debt Securities in respect of which this Prospectus is being delivered (the "Offered Debt Securities") will constitute either senior or subordinated debt of the Company and will be issued, in the case of Debt Securities that will be senior debt, under an Indenture dated as of May 15, 1988, as supplemented by a First Supplemental Indenture dated as of December 16, 1988, a Second Supplemental Indenture dated as of September 14, 1990, and a Third Supplemental Indenture to be entered into (the Indenture, as supplemented, being referred to herein as the "Senior Debt Indenture") between the Company and The Chase Manhattan Bank (formerly known as Chemical Bank), as Trustee, and, in the case of Debt Securities that will be subordinated debt, under a Subordinate Indenture to be entered into between the Company and The Chase Manhattan Bank, as Trustee (the "Subordinated Debt Indenture"), copies of which are fixed as exhibits to the Registration Statement. The Senior

Debt Indenture and Subordinated Debt Indenture are sometimes hereinafter referred to individually as an "Indenture" and collectively as the "Indentures." The following summaries of certain provisions of the Indentures do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indentures, including the definitions therein of certain terms. Whenever particular sections of, or terms defined in, the Indentures are referred to, such sections or defined terms are incorporated herein by reference.

GENERAL

  The Debt Securities will be either unsecured senior or subordinated obligations of the Company.

  Neither Indenture limits the aggregate principal amount of the Debt Securities or of any particular series of Offered Debt Securities and provides that Debt Securities may be issued thereunder from time to time in one or more series. All Debt Securities of any series need not be issued at the same time or bear interest at the same rate or mature on the same date.

  Reference is made to the Prospectus Supplement (the "Prospectus Supplement") relating to the Offered Debt Securities for the following terms thereof: (1) the title of the Offered Debt Securities; (2) classification as senior or subordinated Debt Securities; (3) any limit on the aggregate principal amount of the Offered Debt Securities; (4) the date or dates on which the Offered Debt Securities will mature; (5) the rate or rates per annum (or the method of calculating such rates) at which the Offered Debt Securities will bear interest, if any, and the date from which such interest, if any, will accrue;
(6) the Interest Payment Dates on which any such interest on the Offered Debt Securities will be payable, the Regular Record Date for any interest payable on any Offered Debt Securities on any Interest Payment Date, any provisions relating to the deferral of interest, and the extent to which, or the manner in which, any interest payable on a global Debt Security (a "Global Note") on an Interest Payment Date will be paid if other than in the manner described under "Global Notes" below; (7) the dates, if any, on which and the price or prices at which the Offered Debt Securities may, pursuant to any mandatory or optional sinking fund provisions, be redeemed by the Company and other detailed terms and provisions of any such sinking funds; (8) the date, if any, after which and the price or prices at which the Offered Debt Securities may, pursuant to any optional redemption provisions, be redeemed at the option of the Company or of the holder thereof and other detailed terms and provisions of any such optional redemption; (9) the right of the Company to defease the Offered Debt Securities or certain covenants under the Indentures; (10) the currency or currencies, which may be a composite currency such as the European Currency Unit, of payment of principal of and premium, if any, and interest on the Offered Debt Securities, if other than U.S. dollars; (11) whether the Offered Securities are to be issued with original issue discount within the meaning of Section 1273(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder; (12) whether the Offered Securities are to be issued in whole or in part in the form of one or more Global Notes and, if so, the identity of the depositary, if any, for such Global Note or Notes; (13) any addition to, or modification or deletion of, any Events of Default or covenants provided for with respect to the Offered Securities; (14) any index used to determine the amount of payments of principal of and premium, if any, and interest on the Offered Debt Securities; and (15) any other terms of the Offered Debt Securities not inconsistent with the terms of the Indentures.

  Unless otherwise indicated in the Prospectus Supplement relating thereto, principal of and any premium and interest on the Offered Debt Securities will be payable, and the Offered Debt Securities will be exchangeable and transfers thereof will be registrable, at the corporate trust office of the Trustee in New York, New York, provided that, at the option of the Company, payment of any interest may be made by check mailed to the address of the person entitled thereto as it appears in the Security Register. Unless otherwise indicated in the Prospectus Supplement relating thereto, payment of any interest due on any Offered Debt Security will be made to the Person in whose name such Offered Debt Security is registered at the close of business on the Regular Record Date for such interest. (Indentures, Sections 301, 305, 307 and 1002)

  Unless otherwise indicated in the Prospectus Supplement relating thereto, the Offered Debt Securities will be issued only in fully registered form without coupons in denominations of $1,000 or any integral multiple thereof, and no service charge will be made for any transfer or exchange of such Offered Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Indentures, Sections 302 and 305)

  Debt Securities may be issued under either Indenture as Original Issue Discount Securities to be offered and sold at a substantial discount from the principal amount thereof. Special Federal income tax, accounting and other considerations applicable thereto will be described in the Prospectus Supplement relating to any such Original Issue Discount Securities.

SENIOR DEBT

  Debt Securities that will constitute part of the senior debt of the Company will be issued under the Senior Debt Indenture and will rank pari passu with all other unsecured and unsubordinated debt of the Company.

SUBORDINATED DEBT

  Debt Securities that will constitute part of the subordinated debt of the Company will be issued under the Subordinated Debt Indenture.

  Debt Securities issued under the Subordinated Debt Indenture will be subordinate and junior in right of payment, to the extent and in the manner set forth in the Subordinated Debt Indenture, to all "Senior Indebtedness," as defined therein, of the Company. The Subordinated Debt Indenture defines "Senior Indebtedness" as obligations (other than nonrecourse obligations, the Debt Securities issued under the Subordinated Debt Indenture and any other obligations specifically designated as being subordinate in right of payment to such Senior Indebtedness) of, or guaranteed or assumed by, the Company for borrowed money or evidenced by bonds, debentures, notes or other similar instruments, and amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligations. (Subordinated Debt Indenture, Section 1.01)

  In the event (a) of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceeding in respect of the Company or a substantial part of its property, or (b) that (i) a default shall have occurred with respect to the payment of principal of (and premium, if any) or any interest on or other monetary amounts due and payable on any Senior Indebtedness (as defined in the Subordinated Debt Indenture) or
(ii) there shall have occurred an event of default (other than a default in the payment of principal, premium, if any, or interest, or other monetary amounts due and payable) with respect to any Senior Indebtedness, as defined in the Subordinated Debt Indenture or in the instrument under which the same is outstanding, permitting the holder or holders thereof to accelerate the maturity thereof (with notice or lapse of time, or both), and such event of default shall have continued beyond the period of grace, if any, in respect thereof, and such default or event of default shall not have been cured or waived or shall not have ceased to exist, or (c) that the principal of and accrued interest on Debt Securities issued under the Subordinated Debt Indenture shall have been declared due and payable upon an Event of Default pursuant to Section 5.01 of the Subordinated Debt Indenture and such declaration shall not have been rescinded and annulled as provided therein, then the holders of all Senior Indebtedness (as defined in the Subordinated Debt Indenture) shall first be entitled to receive payment of the full amount unpaid thereon, or provision shall be made for such payment in money or money's worth, before the holders of any of Debt Securities issued under the Subordinated Debt Indenture are entitled to receive a payment on account of the principal of (and premium, if any) or any interest on the indebtedness evidenced by such Debt Securities. (Subordinated Debt Indenture, Section 13.01) If this Prospectus is being delivered in connection with a series of Debt Securities issued under the Subordinated Debt Indenture, the accompanying Prospectus Supplement or the information incorporated herein by reference will set forth the approximate amount of Senior Indebtedness (as defined in the Subordinated Debt Indenture) outstanding as of the end of the most recent fiscal quarter.

CERTAIN COVENANTS OF THE COMPANY

  Restrictions on Liens. The Senior Debt Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, issue, assume or guarantee any Indebtedness secured by any mortgage, security interest, pledge, lien or other encumbrance (herein referred to as a "Mortgage" or "Mortgages") upon any Operating Property or Operating Asset of the Company or any Restricted Subsidiary, whether such assets are now owned or hereafter acquired, without in any such case effectively providing that the Debt Securities (together with, if the Company shall so determine, any other Indebtedness ranking equally with the Debt Securities) shall be secured equally and ratably with such Indebtedness except that the foregoing restrictions shall not apply to (i) the giving, simultaneously with or within 180 days after the latest of May 15, 1988, or the acquisition or construction of such property, of a purchase money Mortgage on property acquired or constructed after May 15, 1988, or the acquisition after May 15, 1988, of property subject to any Mortgage which is limited to such property and which secures Indebtedness not in excess of the lesser of the cost or fair market value of such property, (ii) the giving by the Company or a Restricted Subsidiary of a Mortgage on real property which is the sole security for Indebtedness incurred within two years after the latest of May 15, 1988, the acquisition of the property or completion of the first substantial improvements thereon, provided that the Indebtedness does not exceed the lesser of the cost of the property and improvements or their fair market value and the holder of such Indebtedness is entitled to enforce its payment only by resorting to such security, and (iii) Mortgages, or renewals thereof, existing on the date of the Senior Debt Indenture or on assets of a Restricted Subsidiary existing on the date it became a Subsidiary. Notwithstanding the foregoing, the Company or any Restricted Subsidiary may create or assume Mortgages in addition to those permitted above, and renew, extend or replace such Mortgages provided that at the time of such creation, assumption, renewal, extension or replacement, and after giving effect thereto, Exempted Debt does not exceed 5% of Consolidated Net Tangible Assets. (Senior Debt Indenture, Section 1007) On May 15, 1988, no Operating Properties were subject to any liens.

  Restrictions on Sale and Leaseback Transactions. The Senior Debt Indenture provides that the Company will not, nor will it permit any Restricted Subsidiary to, enter into any arrangement with any person providing for the leasing by the Company or any Restricted Subsidiary of any Operating Property or Operating Asset which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such person (a "Sale and Leaseback Transaction") unless the net proceeds of such sale or transfer have been determined by the Company's Board of Directors to be at least equal to the fair value of such Operating Property or Operating Assets at the time of such sale and transfer and (i) within 180 days after the receipt of the proceeds of such sale and transfer, either the Company or any Restricted Subsidiary applies an amount equal to such net proceeds to the prepayment or retirement (other than any mandatory prepayment or retirement) of Senior Funded Debt of the Company or such Restricted Subsidiary, or (ii) the Company or such Restricted Subsidiary would be entitled, at the time of the effective date of such sale or transfer, to incur indebtedness secured by a Mortgage on such Operating Property or Operating Assets in an amount at least equal to the Attributable Debt in respect thereof, without equally and ratably securing the Debt Securities pursuant to the "Restrictions on Liens" described above. The foregoing restriction shall not apply to (i) any Sale and Leaseback Transaction for a term of not more than two years, including renewals, (ii) in the case of any Operating Property acquired or constructed subsequent to May 15, 1986, any Sale and Leaseback Transaction with respect thereto (including presently owned real property upon which such Operating Property is to be constructed) if a binding commitment is entered into within two years after the later of the acquisition of the property or completion of the first substantial improvements thereon and (iii) any Sale and Leaseback Transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries provided that the lessor shall be the Company or a whollyowned Restricted Subsidiary. (Senior Debt Indenture, Section 1008)

  Exempted Debt. Notwithstanding the restrictions in the Senior Debt Indenture on (i) Mortgages and (ii) Sale and Leaseback Transactions, the Company or its Restricted Subsidiaries may, in addition to amounts permitted under such restrictions, create Indebtedness secured by Mortgages, or enter into Sale and Leaseback Transactions, provided that, after giving effect thereto, the aggregate outstanding amount of all such Indebtedness secured by Mortgages plus Attributable Debt resulting from such Sale and Leaseback Transactions does not exceed 5% of Consolidated Net Tangible Assets (collectively, the "Exempted Debt"). (Senior Debt Indenture, Sections 1007(b) and 1008(b))

  No Special Protection in the Event of a Highly Leveraged Transaction. Unless otherwise indicated in the Prospectus Supplement relating thereto, the terms of the Offered Debt Securities will not afford the holders special protection in the event of a highly leveraged transaction.

CERTAIN DEFINITIONS

  Set forth below are certain significant terms which are defined in Section 101 of the Senior Debt Indenture:

  "Attributable Debt" in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value (discounted at the actual rate of interest of such transaction) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

  "Capitalized Lease Obligations" means obligations created pursuant to leases which are required to be shown on the liability side of a balance sheet in accordance with generally accepted accounting principles.

  "Consolidated" when used with respect to any of the terms defined in the Senior Debt Indenture, refers to such terms as reflected in a consolidation of the accounts of the Company and its Restricted Subsidiaries in accordance with generally accepted accounting principles.

  "Funded Debt" means indebtedness which matures more than one year from the date of computation, or which is extendable or renewable at the sole option of the obligor so that it may become payable more than one year from such date, but, generally, shall not include obligations created pursuant to leases.

  "Indebtedness" means, generally, all obligations for borrowed money, including obligations secured by liens on property owned by a person whether or not such person is directly liable therefor.

  "Investment" means and includes any investment in stock, evidences of indebtedness, loans or advances, however made or acquired, but shall not include accounts receivable of the Company or of any Restricted Subsidiary arising from transactions in the ordinary course of business, or any evidences of indebtedness, loans or advances made in connection with the sale to any Subsidiary of accounts receivable of the Company or any Restricted Subsidiary arising from transactions in the ordinary course of business of the Company or any Restricted Subsidiary.

  "Net Tangible Assets" means the total amounts of assets (less depreciation and valuation reserves and other reserves and items deductible from gross book value of specific asset accounts under generally accepted accounting principles) which under generally accepted accounting principles would be included on a balance sheet after deducting therefrom (i) all liability items except Funded Debt, Capitalized Lease Obligations, stockholders' equity and reserves for deferred income taxes, (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, which in each such case would be so included on such balance sheet, (iii) Investments (less applicable reserves) in, or equity in the net assets of, NonRestricted Subsidiaries in excess of the amount of such Investments and equity in net assets on January 30, 1988, and (iv) capitalized property rights created pursuant to Capitalized Lease Obligations. As of January 30, 1988, the amount of Investments in, or equity in the net assets of, NonRestricted Subsidiaries totaled approximately $308,320,000.

  "Operating Assets" means all merchandise inventories, furniture, fixtures and equipment (including all transportation and warehousing equipment but excluding office equipment and data processing equipment) owned by the Company or a Restricted Subsidiary.

  "Operating Property" means all real property and improvements thereon owned by the Company or a Restricted Subsidiary and constituting, without limitation, any store, warehouse, service center or distribution center wherever located; provided that such term shall not include any store, warehouse, service center or distribution center which the Company's Board of Directors declares by resolution not to be of material importance to the business of the Company and its Restricted Subsidiaries.

  "Restricted Subsidiaries" means all Subsidiaries other than NonRestricted Subsidiaries. "NonRestricted Subsidiaries" means (i) any Subsidiary so designated by the Board of Directors of the Company in accordance with the Indenture, and (ii) any other Subsidiary of which the majority of the voting stock is owned directly or indirectly by one or more NonRestricted Subsidiaries. The Senior Debt Indenture provides that the Company's Board of Directors may change the designations of Restricted Subsidiaries and NonRestricted Subsidiaries. (Senior Debt Indenture, Section 1009) Initially the Company will have no Restricted Subsidiaries.

  "Senior Funded Debt" means all Funded Debt of the Company or any person (except Funded Debt, the payment of which is subordinated to the payment of the Debt Securities).

  "Subsidiary" means any corporation of which at least a majority of the outstanding stock having voting power under ordinary circumstances to elect a majority of the board of directors of said corporation or business entity is at the time owned or controlled by the Company, or by the Company and one or more Subsidiaries, or by any one or more Subsidiaries.

MERGER AND CONSOLIDATION

  Each Indenture provides that the Company may, without the consent of the Holders of the Debt Securities, consolidate with or merge into any other corporation, or convey, transfer or lease its properties and assets substantially as an entirety to any person, provided that in any such case (i) the successor corporation shall be a domestic corporation and such corporation shall assume by a supplemental indenture the Company's obligations under such Indenture and the Debt Securities, (ii) immediately after such transaction, no Event of Default shall have happened and be continuing, and (iii) if as a result of any such merger, consolidation, or such conveyance, transfer or lease an Operating Property of the Company would become subject to a Mortgage which would not be permitted under "Restrictions on Liens" described above, the senior Debt Securities would be secured, equally and ratably with (or prior to) all indebtedness so secured. Upon compliance with these provisions by a successor corporation, the Company (except in the case of a lease) would be relieved of its obligations under each Indenture and the Debt Securities. (Indentures, Sections 801 and 802)

EVENTS OF DEFAULT

  The following will be Events of Default under each Indenture with respect to Debt Securities of any series: (a) default in payment of principal of or premium, if any, on any Debt Security of that series when due; (b) default in payment of any interest on any Debt Security of that series when due, continued for 30 days; (c) default in the deposit of any sinking fund payment, when due, in respect of any Debt Security of that series; (d) default in the performance or breach of any other covenant or warranty of the Company in such Indenture (other than a covenant or warranty a default in whose performance or whose breach is elsewhere in such Indenture specifically dealt with or which has been included in such Indenture solely for the benefit of series of Debt Securities other than that series), continued for 60 days after written notice as provided in such Indenture; (e) if so specified in the Prospectus Supplement accompanying this Prospectus that this clause (e) shall apply to the Debt Securities of that series (and set forth in the Prospectus Supplement relating to the Debt Securities of that series), acceleration of any indebtedness for money borrowed by the Company or any of its Subsidiaries under the terms of the instrument under which such indebtedness is issued or secured in an aggregate principal amount exceeding $20 million, if such acceleration is not discharged within 10 days after written notice as provided in such Indenture, or failure by the Company or any of its Subsidiaries to pay any such indebtedness at the later of final maturity or upon expiration of any applicable period of grace with respect to such principal amount, and such failure to pay shall not have been cured by the Company or any of its Subsidiaries within 30 days after such failure; (f) bankruptcy, insolvency or reorganization; and (g) any other Event of Default provided with respect to Debt Securities of that series. No Event of Default with respect to a particular series of Debt Securities issued under such Indenture (except as to such events in bankruptcy, insolvency or reorganization) necessarily constitutes an Event of Default with respect to any other series of Debt Securities issued thereunder. (Indentures, Section 501)

  If an Event of Default (other than an Event of Default specified in clause
(f) above) with respect to Debt Securities of any series at the time Outstanding shall occur and be continuing, then and in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series may, by a notice in writing to the Company (and to the Trustee if given by Holders), declare to be due and payable immediately the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all Debt Securities of that series. However, at any time after such a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of a majority in principal amount of Outstanding Debt Securities of that series may, subject to certain conditions, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal, with respect to Debt Securities of that series have been cured or waived as provided in such Indenture. (Indentures, Section 502) For information as to waiver of defaults, see "Modification and Waiver" herein. Reference is made to the Prospectus Supplement relating to any series of Offered Debt Securities which are Original Issue Discount Securities for the particular provisions relating to acceleration of a portion of the principal amount of such Original Issue Discount Securities upon the occurrence of an Event of Default and the continuation thereof. If an Event of Default specified in clause (f) above occurs, the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all Debt Securities then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

  Subject to the provisions of the Indentures relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, each Indenture provides that the Trustee will be under no obligation to exercise any of its rights or powers under such Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable security and indemnity. (Indentures, Sections 601 and 603) Subject to such provisions for security and indemnification of the Trustee and certain other rights of the Trustee, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series shall have the right to direct the time, method and place of conducting any proceedings for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that series. (Indentures, Section 512)

  No Holder of any Debt Security of any series will have any right to institute any proceeding with respect to either Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to Debt Securities of that series and unless also the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series shall have made written request, and offered reasonable security and indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (Indentures, Section 507) Notwithstanding the foregoing, the Holder of any Debt Security will have an absolute and unconditional right to receive payment of the principal of (and premium, if any) and any interest on such Debt Security on or after the due dates expressed in such Debt Security and to institute suit for the enforcement of any such payment. (Indentures, Section
508)

  Each Indenture requires the Company to furnish to the Trustee annually a statement as to compliance with such Indenture. (Indentures, Section 1011) Each Indenture provides that the Trustee may withhold notice to the Holders of Debt Securities of any series of any default (except in payment of principal, any premium, interest or any sinking fund payments) with respect to Debt Securities of such series if it considers it in the interest of the Holders of Debt Securities of such series to do so. (Indentures, Section 602)

MODIFICATION AND WAIVER

  Modifications and amendments of each Indenture may be made by the Company and the Trustee with the consent of the Holders of 66 2/3% in principal amount of the Outstanding Debt Securities of each series affected by such modifications or amendments; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby, (a) change the stated maturity date of the principal of, or any installment of principal of or interest on, any Debt Security, (b) reduce the principal amount of, or the premium (if any) or any interest on, any Debt Security or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon acceleration, (c) change the place or currency of payment of principal of, or premium (if any) or interest on, any Debt Security, (d) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security after the stated maturity date, or (e) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of such Indenture, for waiver of compliance with certain provisions of such Indenture or for waiver of certain defaults. (Indentures, Section 902)

  The Holders of 66 2/3% in principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series waive, insofar as that series is concerned, compliance by the Company with certain restrictive provisions of the applicable Indenture. (Indentures, Section 1012) The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series waive any past default under the applicable Indenture with respect to that series except a default in the payment of the principal of (or premium, if any) or any interest on any Debt Security of that series or in respect of a provision which under such Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of that series affected. (Indentures, Section 513)

  The Subordinated Debt Indenture may not be amended to alter the subordination of any outstanding Debt Securities issued thereunder without the written consent of each holder of Senior Indebtedness (as defined therein) then outstanding that would be adversely affected thereby. (Subordinated Debt Indenture, Section 8.06)

DEFEASANCE OF OFFERED DEBT SECURITIES OR CERTAIN COVENANTS IN CERTAIN CIRCUMSTANCES

  Defeasance and Discharge. Each Indenture provides that the Board of Directors of the Company may provide by resolution that the Company will be discharged from any and all obligations in respect of the Debt Securities of any series (except for certain obligations to register the transfer or exchange of Debt Securities of such series, to replace stolen, lost or mutilated Debt Securities of such series, to maintain paying agencies and hold moneys for payment in trust) upon the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations (as defined), which through the payment of interest and principal thereof in accordance with their terms will provide money in an amount sufficient to pay any installment of principal (and premium, if any) and interest on and any mandatory sinking fund payments in respect of the Debt Securities of such series on the stated maturity of such payments in accordance with the terms of such Indenture and such Debt Securities. Such discharge may only occur if (i) the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to Holders of the Debt Securities of such series; and such discharge will not be applicable to any Debt Securities of such series then listed on the New York Stock Exchange or any other securities exchange if the provision would cause said Debt Securities to be de-listed as a result thereof (Indentures, Section 403), and (ii) in the case of the Subordinated Debt Indenture (a) no event or condition shall exist that would prevent the Company from making payments of principal of (and premium, if any) and interest on the Debt Securities issued pursuant to the Subordinated Debt Indenture at the date of the irrevocable deposit referred to above or at any time during the period ending on the 91st day after such deposit date and (b) the Company delivers to the Debt Securities Trustee for the Subordinated Debt Indenture an opinion of counsel to the effect that (1) the trust funds will not be subject to any rights of holders of Senior Indebtedness (as defined for purposes of the Subordinated Debt Indenture) and
(2) after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally, except that if a court were to rule under any such law in any case or proceeding that the trust funds remained property of the Company, then the relevant Debt Securities Trustee and the holders of such Debt Securities would be entitled to certain rights as secured creditors in such trust funds.

  Defeasance of Certain Covenants. The Senior Debt Indenture provides that the Board of Directors of the Company may by resolution provide that the terms of any series of Debt Securities may provide the Company with the option to omit to comply with certain restrictive covenants described in Sections 1007 through 1009 of the Indentures. The Company, in order to exercise such option, will be required to deposit with the Trustee money and/or U.S. Government Obligations (as defined) which through the payment of interest and principal thereof in accordance with their terms will provide money in an amount sufficient to pay principal (and premium, if any) and interest on and any mandatory sinking fund payments in respect of the Debt Securities of such series on the stated maturity of such payments in accordance with the terms of such Indenture and such Debt Securities. The Company will also be required to deliver to the Trustee an opinion of counsel to the effect that the deposit and related covenant defeasance will not cause the Holders of the Debt Securities of such series to recognize income, gain or loss for Federal income tax purposes. (Indentures, Section 1010)

  Defeasance and Events of Default. In the event the Company exercises its option to omit compliance with certain covenants of an Indenture with respect to any series of Debt Securities and the Debt Securities of such series are declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Debt Securities of such series at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, the Company shall remain liable for such payments.

  The Prospectus Supplement will state if any defeasance provision will apply to the Offered Debt Securities.

CONCERNING THE TRUSTEE

  The Chase Manhattan Bank (formerly known as Chemical Bank) ("Chase") is the Trustee under the Indentures and is also the trustee under prior indentures between the Company and Chase. Chase maintains normal banking relations with the Company, including participating in and acting as Agent for a credit agreement for the Company and Dillard Investment Co., Inc., a wholly owned subsidiary of the Company ("DIC"). Chase also is the trustee under indentures between DIC and Chase.

GOVERNING LAW

  The Debt Securities and the Indentures will be governed by and construed in accordance with the laws of the State of New York.

                         DESCRIPTION OF CAPITAL STOCK

  The following description of the Company's capital stock is qualified in its entirety by the provisions of the Company's Restated Certificate of Incorporation, as amended, which is an exhibit to the registration statement of which this Prospectus is a part.

GENERAL

  The authorized capital stock of the Company consists of 5,000 shares of 5% Cumulative Preferred Stock (the "5% Preferred Stock"), par value $100 per share; 289,000,000 shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"); 11,000,000 shares of Class B Common Stock, par value $.01 per share (the "Class B Common Stock"); and 10,000,000 shares of Additional Preferred Stock, par value $.01 per share (the "Additional Preferred Stock"). At July 14, 1998, 4,400 shares of the authorized 5% Preferred Stock were issued and outstanding, 102,797,508 shares of the authorized Class A Common Stock were issued and outstanding, 4,016,929 shares of the Class B Common Stock were issued and outstanding, and no shares of Additional Preferred Stock were issued and outstanding.

VOTING RIGHTS

  The holders of the Class A and the Class B Common Stock have the right to one vote per share upon all matters which may come before stockholders' meetings, except that the holders of Class A Common Stock are empowered as a class to elect one-third of the members of the Board of Directors and the holders of Class B Common Stock are empowered as a class to elect two-thirds of the members of the Board of Directors. The entire Board of Directors is elected annually.

  The affirmative vote of the holders of four-fifths of both the Class A and Class B Common Stock considered as one class is required (i) for the adoption of any agreement for the merger or consolidation of the Company with or into any other corporation, (ii) to authorize the sale, lease or exchange of all or substantially all of the assets of the Company, or any sale, lease or exchange of assets to the Company or any subsidiary of the Company in exchange for securities of the Company, or (iii) to authorize the dissolution or liquidation of the Company. Such vote, however, is not required (i) if the Board of Directors shall have approved a memorandum of understanding with respect to such transaction, or (ii) in the event of a merger or consolidation of the Company with, or any sale, lease or exchange to the Company or any subsidiary of any of the assets of, any corporation of which a majority of the outstanding voting securities is owned of record or beneficially by the Company and its subsidiaries.

  Since holders of Class A and Class B Common Stock do not have cumulative voting rights, holders of more than 50% of the Class A Common Stock voting for the election of Directors can elect one-third of the Board of Directors and the holders of more than 50% of the Class B Common Stock voting for the election of Directors can elect two-thirds of the Board of Directors. In such event, holders of the remaining shares voting for the election of the Directors will be unable to elect Directors. W.D. Company, Inc. ("W.D. Company") owns 99.2% of the Company's Class B Common Stock and can therefore elect two-thirds of the Company's Board of Directors. William Dillard, Chairman of the Board of Directors of the Company, William Dillard II, Chief Executive Officer, Alex Dillard, President, and Mike Dillard, Executive Vice President, are directors and officers of W.D. Company and own 21.3%, 25.1%, 23.3% and 22.0%, respectively, of the outstanding voting stock of W.D. Company.

  The holders of the 5% Preferred Stock have no voting rights, except as provided by Section 242 of the Delaware General Corporation Law, which states that the holders of the outstanding shares of any class of capital stock shall be entitled to vote as a class upon any proposed amendment to the certificate of incorporation, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of such class (subject to certain conditions), increase or decrease the par value of the shares of such class, or alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely.

  The Company's Restated Certificate of Incorporation, as amended, authorizes the Board of Directors to fix by resolution the designations, preferences, and relative rights, qualifications and limitations, of shares of Additional Preferred Stock, including, among other things, (a) the number of shares and the distinctive designation of each series, if any, and whether the shares of any series would rank prior to, junior to, or on a parity with, the shares of another series; (b) the dividend rate, conditions and preferences over the Company's Common Stock, if any, and the date on which any dividends would be declared and paid; (c) whether, and to what extent, the holders would have voting rights in addition to those prescribed by statute; (d) whether, and upon what terms, the shares would be convertible into or exchangeable for other securities; (e) whether, and upon what terms, the shares would be redeemable; (f) whether or not a sinking fund would be provided for the redemption of the securities, and, if so, the terms and conditions thereof; and (g) preference, if any, to which the class or series thereof would be entitled in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company.

CONVERSION AND PRE-EMPTIVE RIGHTS

  Shares of Class B Common Stock are convertible at any time at the option of any holder thereof into shares of Class A Common Stock at the rate of one share of Class B Common Stock for one share of Class A Common Stock. Under Delaware law and the Company's Restated Certificate of Incorporation, no holder of capital stock has preemptive rights.

DIVIDENDS

  Holders of 5% Preferred Stock are entitled to receive dividends at the rate of 5% per annum, payable February 1 and August 1 of each year, before any dividends may be paid on Class A and Class B Common Stock. Dividends on the 5% Preferred Stock shall be cumulative from year to year if not paid and all accrued and unpaid dividends must be paid on the 5% Preferred Stock before any dividends may be paid upon the Common Stock in any year. Holders of Class A and Class B Common Stock are entitled to receive equally, share for share, any dividends which may be declared upon Common Stock. No dividend may be declared on Common Stock of either class unless a similar dividend is declared on Common Stock of the other class. However, in the case of dividends in stock of the Company or stock splits, holders of each class of Common Stock are entitled to receive only shares of the same class.

LIQUIDATION AND REDEMPTION RIGHTS

  Upon final liquidation of the Company, holders of 5% Preferred Stock are entitled to receive $100 per share plus accrued dividends before any distribution to holders of Common Stock, and holders of Common Stock are entitled to share equally, share for share, in the distribution of the remaining assets of the Company. The Company may redeem all or any part of the 5% Preferred Stock at par value plus accrued dividends at any time. The Common Stock is not subject to redemption.

OTHER

  All outstanding shares of the Company's capital stock are fully paid and nonassessable.

  The transfer agent and registrar for the Class A Common Stock is ChaseMellon, Ridgefield Park, New Jersey.

                       DESCRIPTION OF CAPITAL SECURITIES

  Each Issuer Trust will issue only one series of Capital Securities and one series of Common Securities. The Trust Agreement for each Issuer Trust will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Capital Securities will have such terms and will be subject to such conditions as shall be set forth in the Trust Agreement or made a part thereof by the Trust Indenture Act. This summary of certain provisions of the Capital Securities and each Trust Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of each Trust Agreement, including the definitions therein of certain terms. Wherever particular defined terms of a Trust Agreement are referred to herein, such defined terms are incorporated herein by reference. A copy of the form of the Trust Agreement is available upon request from the Issuer Trustees.

GENERAL

  The Capital Securities will represent preferred undivided beneficial interests in the assets of the applicable Issuer Trust. The only assets of an Issuer Trust, and its only source of its revenues, will be the Debt Securities purchased by such Issuer Trust with the proceeds from the issuance of its Trust Securities. Accordingly, Distributions and other payment dates for such Trust Securities will correspond with the interest and other payment dates for such Debt Securities. See "Description of Debt Securities" in this Prospectus and in the applicable Prospectus Supplement for a description of such Debt Securities. If the Company does not make payments on such Debt Securities in accordance with their terms, such Issuer Trust will not have funds available to pay Distributions or other amounts payable on the Trust Securities issued by such Issuer Trust in accordance with their terms. The Capital Securities issued by an Issuer Trust will rank pari passu, and payments thereon will be made thereon pro rata, with the Common Securities issued by such Issuer Trust except as described below under "--Subordination of Common Securities" and in the applicable Prospectus Supplement. Capital Securities will be fully and unconditionally guaranteed by the Company, to the extent described herein under "Description of Guarantees" and in the applicable Prospectus Supplement.

  Reference is made to the applicable Prospectus Supplement for the following terms of and information relating to the Capital Securities offered hereby and thereby (to the extent such terms are applicable to such Capital Securities):
(i) the specific designation, stated amount per Capital Security (the "Liquidation Amount"), number to be issued by the applicable Issuer Trust and purchase price; (ii) the currency or units based on or relating to currencies in which Distributions and other payments thereon will or may be payable;
(iii) the Distribution rate or rates (or the method by which such rate or rates will be determined), if any; (iv) the date or dates on which any such Distributions will be payable; (v) any provisions relating to deferral of Distribution payments; (vi) the place or places where Distributions and other amounts payable on such Capital Securities will be payable; (vii) any repayment, redemption, prepayment or sinking fund provisions; (viii) the voting rights, if any, of holders of such Capital Securities; (ix) the terms and conditions, if any, upon which the assets of such Issuer Trust may be distributed to holders of such Capital Securities; (x) any applicable United States federal income tax consequences; and (xi) any other specific terms of such Capital Securities.

DISTRIBUTIONS

  Distributions on the Capital Securities will be cumulative. Distributions will accumulate from the date of original issuance and will be payable on such dates as specified in the applicable Prospectus Supplement. The amount of Distributions payable for any period less than a full Distribution period will be computed on the basis of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month in such period, unless otherwise specified in the applicable Prospectus Supplement. Distributions payable for each full Distribution period will be computed by dividing the rate per annum by four, unless otherwise specified in the applicable Prospectus Supplement.

SUBORDINATION OF COMMON SECURITIES

  Payment of Distributions on, and other amounts payable under the Capital Securities and Common Securities issued by an Issuer Trust shall be made pro rata based on the Liquidation Amount of such Capital Securities and Common Securities. However, unless otherwise provided in the applicable Prospectus Supplement, if on any date on which Distributions or other amounts are payable with respect to such Capital Securities and Common Securities, an "Event of Default" with respect to the Debt Securities owned by such Issuer Trust (a "Debenture Event of Default") has occurred and is continuing as a result of any failure by the Company to pay any amounts in respect of such Debt Securities when due, no payment of any Distribution on or other amounts payable under such Common Securities shall be made unless payment in full in cash of all accumulated amounts then due and payable with respect to all of such Issuer Trust's outstanding Capital Securities shall have been made or provided for, and all funds immediately available to the Property Trustee shall first be applied to the payment in full in cash of all Distributions on, and all other amounts with respect to, Capital Securities then due and payable.

  In the case of any Capital Securities Event of Default (as defined below) resulting from a Debenture Event of Default, the holders of the applicable Issuer Trust's Common Securities will be deemed to have waived any right to act with respect to any such Capital Securities Event of Default under the applicable Trust Agreement until the effects of such Debenture Event of Default with respect to such Capital Securities have been cured, waived or otherwise eliminated. See "--Capital Securities Events of Default; Notice" and "Description of Debt Securities--Events of Default." Until all such Capital Securities Events of Default have been so cured, waived or otherwise eliminated, the Property Trustee will act solely on behalf of the holders of the Capital Securities and not on behalf of the holders of the Common Securities, and only the holders of the Capital Securities will have the right to direct the Property Trustee to act on their behalf.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

  The amount payable on Capital Securities in the event of any liquidation of an Issuer Trust will be the stated amount per Capital Security or such other amount as specified in the applicable Prospectus Supplement plus accumulated and unpaid Distributions, which, if specified in the applicable Prospectus Supplement, may be in the form of a distribution of the Debt Securities owned by such Issuer Trust.

  The holders of all the outstanding Common Securities of an Issuer Trust will have the right at any time to dissolve such Issuer Trust and, after satisfaction of liabilities to creditors of such Issuer Trust as provided by applicable law, cause the Debt Securities owned by such Issuer Trust to be distributed to the holders of the Capital Securities and Common Securities in liquidation of such Issuer Trust as described in the applicable Prospectus Supplement. Other terms for the dissolution of an Issuer Trust and the distribution or liquidation of its assets to holders of Trust Securities will be set forth in the applicable Prospectus Supplement.

CAPITAL SECURITIES EVENTS OF DEFAULT; NOTICE

  Any one of the following events constitutes an "Event of Default" under a Trust Agreement (a "Capital Securities Event of Default") with respect to the Capital Securities issued pursuant thereto (whatever the reason for such Capital Securities Event of Default and whether it is voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

    (i) the occurrence of an Event of Default with respect to the Debt Securities in which the proceeds of the Capital Securities have been invested (a "Debenture Event of Default") (see "Description of Debt Securities--Events of Default" and the applicable Prospectus Supplement); or

    (ii) default by the applicable Issuer Trust or the Property Trustee in the payment of any Distribution on such Capital Securities when it becomes due and payable, and continuation of such default for a period of 30 days; or

    (iii) default by an Issuer Trust or the Property Trustee in the payment of any redemption price of any Trust Security issued pursuant to such Trust Agreement when it becomes due and payable; or

    (iv) default in the performance, or breach, in any material respect, of any covenant or warranty of the applicable Issuer Trustees (other than a covenant or warranty, a default in the performance of which or the breach of which is dealt with in clause (ii) or (iii) above), and continuation of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to such Issuer Trustees and the Company by the holders of at least 25% in aggregate Liquidation Amount of such Capital Securities outstanding, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the applicable Trust Agreement; or

    (v) the occurrence of certain events of bankruptcy or insolvency with respect to the Property Trustee or all or substantially all of its property if a successor Property Trustee has not been appointed within 90 days thereof.

  Within ten Business Days after the occurrence of any Capital Securities Event of Default actually known to the Property Trustee, the Property Trustee will transmit notice of such Event of Default to the holders of the applicable Trust Securities and the Administrators, unless such Capital Securities Event of Default has been cured or waived. The Company, as Depositor, and the Administrators are required to file annually with the Property Trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under each Trust Agreement.

  If a Debenture Event of Default has occurred and is continuing as a result of any failure by the Company to pay any amounts in respect of the Debt Securities owned by an Issuer Trust when due, the Capital Securities issued by such Issuer Trust will have a preference over the Common Securities issued by such Issuer Trust with respect to payments of any amounts in respect of such Capital Securities as described above. See "--Subordination of Common Securities."

REMOVAL OF ISSUER TRUSTEES; APPOINTMENT OF SUCCESSORS

  The holders of at least a majority in aggregate Liquidation Amount of the outstanding Capital Securities may remove an Issuer Trustee for cause or, if a Debenture Event of Default has occurred and is continuing, with or without cause. If an Issuer Trustee is removed by the holders of the outstanding Capital Securities, the successor may be appointed by the holders of at least 25% in Liquidation Amount of Capital Securities. If an Issuer Trustee resigns, such Issuer Trustee will appoint its successor. If an Issuer Trustee fails to appoint a successor, the holders of at least 25% in Liquidation Amount of the outstanding Capital Securities may appoint a successor. If a successor has not been appointed by the holders, any holder of Capital Securities or Common Securities or another Issuer Trustee may petition a court of competent jurisdiction to appoint a successor. Any Delaware Trustee must meet the applicable requirements of Delaware law. Any Property Trustee must be a national- or state-chartered bank, and at the time of appointment have capital and surplus of at least $50,000,000. No resignation or removal of an Issuer Trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the applicable Trust Agreement.

MERGER OR CONSOLIDATION OF ISSUER TRUSTEES

  Any entity into which an Issuer Trustee may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which such Issuer Trustee is a party, or any entity succeeding to all or substantially all the corporate trust business of such Issuer Trustee, will be the successor of such Issuer Trustee under each Trust Agreement, provided such entity is otherwise qualified and eligible.

MERGERS, CONSOLIDATIONS, AMALGAMATIONS OR REPLACEMENTS OF THE ISSUER TRUSTS

  An Issuer Trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, any entity, except as described below or as otherwise set forth in the applicable Trust Agreement. An Issuer Trust may, at the request of the holders of the Common Securities and with the consent of the holders of at least a majority in aggregate Liquidation Amount of its outstanding Capital Securities, merge with or into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized as such under the laws of any State, so long as (i) such successor entity either (a) expressly assumes all the obligations of the Issuer Trust with respect to the Issuer Trust's Capital Securities or (b) substitutes for the Issuer Trust's Capital Securities other securities having substantially the same terms as the Issuer Trust's Capital Securities (the "Successor Securities") so long as the Successor Securities have the same priority as the Issuer Trust's Capital Securities with respect to distributions and payments upon liquidation, redemption and otherwise, (ii) a trustee of such successor entity, possessing the same powers and duties as the Property Trustee, is appointed to hold the corresponding Debt Securities, (iii) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the Issuer Trust's Capital Securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization, (iv) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Issuer Trust's Capital Securities (including any Successor Securities) in any material respect, (v) such successor entity has a purpose substantially identical to that of the Issuer Trust, (vi) prior to such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, the Issuer Trust has received an opinion from independent counsel experienced in such matters to the effect that (a) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Issuer Trust's Capital Securities (including any Successor Securities) in any material respect and
(b) following such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the Issuer Trust nor such successor entity will be required to register as an investment company under the Investment Company Act, and (vii) the Company or any permitted successor or assignee owns, directly or indirectly, all the common securities of such successor entity and guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the related Guarantee. Notwithstanding the foregoing, an Issuer Trust may not, except with the consent of holders of 100% in aggregate Liquidation Amount of the Issuer Trust's Capital Securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to, any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the Issuer Trust or the successor entity to be taxable as a corporation for United States federal income tax purposes.

VOTING RIGHTS; AMENDMENT OF TRUST AGREEMENTS

  Except as provided below and under "--Removal of Issuer Trustees; Appointment of Successors" and "Description of Guarantees--Amendments and Assignment" and as otherwise required by law and the applicable Trust Agreement, the holders of the Capital Securities will have no voting rights.

  Each Trust Agreement may be amended from time to time by the holders of a majority in aggregate Liquidation Amount of the Common Securities and the Property Trustee, without the consent of the holders of the Capital Securities, (i) to cure any ambiguity, correct or supplement any provisions in such Trust Agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under such Trust Agreement, provided that any such amendment does not adversely affect in any material respect the interests of any holder of Trust Securities, or (ii) to modify, eliminate or add to any provisions of such Trust Agreement to such extent as may be necessary to ensure that the Issuer Trust will not be taxable as a corporation for United States federal income tax purposes at any time that any Trust Securities are outstanding or to ensure that the Issuer Trust will not be required to register as an "investment company" under the Investment Company Act, and any such amendments of such Trust Agreement will become effective when notice of such amendment is given to the holders of Trust Securities. Each Trust Agreement may be amended by the holders of a majority in aggregate Liquidation Amount of the Common Securities and the Property Trustee with (i) the consent of holders representing not less than a majority in aggregate Liquidation Amount of the outstanding Capital Securities and (ii) receipt by the Issuer Trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the Issuer Trustees in accordance with such amendment will not cause the Issuer Trust to be taxable as a corporation for United States federal income tax purposes or affect the Issuer Trust's exemption from status as an "investment company" under the Investment Company Act, except that, without the consent of each holder of Trust Securities affected thereby, a Trust Agreement may not be amended to (i) change the amount or timing of any Distribution on the Trust Securities or otherwise adversely affect the amount of any Distribution required to be made in respect of the Trust Securities as of a specified date or (ii) restrict the right of a holder of Trust Securities to institute suit for the enforcement of any such payment on or after such date.

  So long as any Debt Securities are held by an Issuer Trust, the Property Trustee will not (i) direct the time, method and place of conducting any proceeding for any remedy available to the Debt Securities Trustee, or execute any trust or power conferred on the Property Trustee with respect to the Debt Securities, (ii) waive any past default that may be waived under Section 5.10 of such applicable Indenture, (iii) exercise any right to rescind or annul a declaration that the principal amount of such Debt Securities shall be due and payable or (iv) consent to any amendment, modification or termination of such Indenture or Debt Securities, where such consent shall be required, without, in each case, obtaining the prior approval of the holders of at least a majority in aggregate Liquidation Amount of the outstanding Capital Securities, except that, if a consent under such Indenture would require the consent of each holder of such Debt Securities affected thereby, no such consent will be given by the Property Trustee without the prior consent of each holder of such Capital Securities. The Property Trustee may not revoke any action previously authorized or approved by a vote of the holders of such

Capital Securities except by subsequent vote of the holders of Capital Securities issued by such Issuer Trust. The Property Trustee will notify each holder of such Capital Securities of any notice of default with respect to such Debt Securities. In addition to obtaining the foregoing approvals of the holders of such Capital Securities, before taking any of the foregoing actions, the Property Trustee will obtain an opinion of counsel experienced in such matters to the effect that the Issuer Trust will not be taxable as a corporation for United States federal income tax purposes on account of such action.

  Any required approval of holders of Capital Securities may be given at a meeting of holders of Capital Securities convened for such purpose or pursuant to written consent. The Property Trustee will cause a notice of any meeting at which holders of Capital Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each registered holder of Capital Securities in the manner set forth in each Trust Agreement.

  No vote or consent of the holders of Capital Securities will be required to redeem and cancel Capital Securities in accordance with the applicable Trust Agreement.

  Notwithstanding that holders of Capital Securities are entitled to vote or consent under any of the circumstances described above, any of the Capital Securities that are owned by the Company, the Issuer Trustees or any affiliate of the Company or any Issuer Trustees, will, for purposes of such vote or consent, be treated as if they were not outstanding.

EXPENSES AND TAXES

  In connection with the Debt Securities owned by an Issuer Trust, the Company, as borrower, will agree to pay all debts and other obligations (other than with respect to the Capital Securities issued by such Issuer Trust) and all costs and expenses of such Issuer Trust (including costs and expenses relating to the organization of such Issuer Trust, the fees and expenses of the Issuer Trustees for such Issuer Trust and the costs and expenses relating to the operation of such Issuer Trust) and to pay any and all taxes and all costs and expenses with respect thereto (other than United States withholding taxes) to which such Issuer Trust might become subject. The foregoing obligations of the Company under the Debt Securities owned by an Issuer Trust are for the benefit of, and shall be enforceable by, any person to whom any such debts, obligations, costs, expenses and taxes are owed (a "Creditor") whether or not such Creditor has received notice thereof. Any such Creditor may enforce such obligations of the Company directly against the Company, and the Company will irrevocably waive any right or remedy to require that any such Creditor take any action against such Issuer Trust or any other person before proceeding against the Company. The Company will also agree in the Debt Securities owned by an Issuer Trust to execute such additional agreements as may be necessary or desirable to give full effect to the foregoing.

PAYMENT AND PAYING AGENCY

  The applicable Prospectus Supplement will specify the manner in which payments in respect of the Capital Securities will be made. The paying agent (the "Paying Agent") for Capital Securities will initially be the Property Trustee and any copaying agent chosen by the Property Trustee and acceptable to the Administrators. The Paying Agent will be permitted to resign as Paying Agent upon 30 days' written notice to the Property Trustee and the Administrators. If the Property Trustee is no longer the Paying Agent, the Property Trustee will appoint a successor (which must be a bank or trust company reasonably acceptable to the Administrators) to act as Paying Agent.

REGISTRAR AND TRANSFER AGENT

  Unless otherwise specified in the applicable Prospectus Supplement, the Property Trustee will act as registrar and transfer agent for the Capital Securities.

  Registration of transfers of Capital Securities will be effected without charge by or on behalf of each Issuer Trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The Issuer Trusts will not be required to register or cause to be registered the transfer of their Capital Securities after such Capital Securities have been called for redemption.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

  The Property Trustee, other than during the occurrence and continuance of a Capital Securities Event of Default, undertakes to perform only such duties as are specifically set forth in each Trust Agreement and, after such Capital Securities Event of Default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Property Trustee is under no obligation to exercise any of the powers vested in it by the applicable Trust Agreement at the request of any holder of Capital Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

  For information concerning the relationship between the Property Trustee and the Company, see "Description of Debt Securities--Concerning the Trustee."

MISCELLANEOUS

  The Administrators and the Property Trustee are authorized and directed to conduct the affairs of and to operate the Issuer Trusts in such a way that the Issuer Trusts will not be deemed to be an "investment company" required to be registered under the Investment Company Act or taxable as a corporation for United States federal income tax purposes and so that the Debt Securities owned by the Issuer Trusts will be treated as indebtedness of the Company for United States federal income tax purposes. In this connection, the Property Trustee and the holders of Common Securities are authorized to take any action, not inconsistent with applicable law, the certificate of trust of each Issuer Trust or each Trust Agreement, that the Property Trustee and the holders of Common Securities determine in their discretion to be necessary or desirable for such purposes, as long as such action does not materially adversely affect the interests of the holders of the related Capital Securities.

  Holders of the Capital Securities have no preemptive or similar rights.

  The Issuer Trusts may not borrow money or issue debt or mortgage or pledge any of their assets.

GOVERNING LAW

  Each Trust Agreement will be governed by and construed in accordance with the laws of the State of Delaware.

                               GLOBAL SECURITIES

  The registered Debt Securities and Capital Securities of any series may be issued in the form of one or more fully registered global Securities (a "Registered Global Security") that will be deposited with a depository (a "Depository") or with a nominee for a Depository identified in the Prospectus Supplement relating to such series and registered in the name of such Depository or nominee thereof. In such case, one or more Registered Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of outstanding registered Securities of the series to be represented by such Registered Global Securities. Unless and until it is exchanged in whole for Securities in definitive registered form, a Registered Global Security may not be transferred except as a whole by the Depository for such Registered Global Security to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by such Depository or any such nominee to a successor of such Depository or a nominee of such successor.

  The specific terms of the depository arrangement with respect to any portion of a series of Securities to be represented by a Registered Global Security will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will apply to all depository arrangements.

  Ownership of beneficial interests in a Registered Global Security will be limited to persons that have accounts with the Depository for such Registered Global Security ("participants") or persons that may hold interests through participants. Upon the issuance of a Registered Global Security, the Depository for such Registered Global Security will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal or face amounts of the Securities represented by such Registered Global Security beneficially owned by such participants. The accounts to be credited shall be designated by any dealers, underwriters or agents participating in the distribution of such Securities. Ownership of beneficial interests in such Registered Global Security will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Depository for such Registered Global Security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in Registered Global Securities.

  So long as the Depository for a Registered Global Security, or its nominee, is the registered owner of such Registered Global Security, such Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Securities represented by such Registered Global Security for all purposes under the applicable Indenture or Trust Agreement. Except as set forth below, owners of beneficial interests in a Registered Global Security will not be entitled to have the Securities represented by such Registered Global Security registered in their names, will not receive or be entitled to receive physical delivery of such Securities in definitive form and will not be considered the owners or holders thereof under the applicable Indenture or Trust Agreement. Accordingly, each person owning a beneficial interest in a Registered Global Security must rely on the procedures of the Depository for such Registered Global Security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the applicable Indenture or Trust Agreement. The Company understands that under existing industry practices, if it requests any action of holders or if an owner of a beneficial interest in a Registered Global Security desires to give or take any action which a holder is entitled to give or take under the applicable Indenture or Trust Agreement, the Depository for such Registered Global Security would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners holding through them.

  Principal, premium, if any, and interest payments on Debt Securities, and any payments to holders with respect to Capital Securities, represented by a Registered Global Security registered in the name of a Depository or its nominee will be made to such Depository or its nominee, as the case may be, as the registered owner of such Registered Global Security. None of the Company, the Debt Securities Trustees, the Issuer Trustees or any other agent of the Company, agent of the applicable Issuer Trust or agent of any such Trustees, as the case may be, will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Registered Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  The Company and the Issuer Trusts expect that the Depository for any Securities represented by a Registered Global Security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities to holders in respect of such Registered Global Security, will immediately credit participants' accounts in amounts proportionate to their respective beneficial interests in such Registered Global Security as shown on the records of such Depository. The Company and the Issuer Trusts also expect that payments by participants to owners of beneficial interests in such Registered Global Security held through such participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such participants.

  If the Depository for any Securities represented by a Registered Global Security is at any time unwilling or unable to continue as Depository or ceases to be a clearing agency registered under the Exchange Act, and a successor Depository registered as a clearing agency under the Exchange Act is not appointed by the Company or the applicable Issuer Trust, as the case may be, within 90 days, the Company or the applicable Issuer Trust, as the case may be, will issue such Securities in definitive form in exchange for such Registered Global Security. In addition, the Company or the applicable Issuer Trust, as the case may be, may at any time and in its sole discretion determine not to have any of the Securities of a series represented by one or more Registered Global Securities and, in such event, will issue Securities of such series in definitive form in exchange for all of the Registered Global Security or Securities representing such Securities. Any Securities issued in definitive form in exchange for a Registered Global Security will be registered in such name or names as the Depository shall instruct the relevant Trustee or other relevant agent of the Company, the applicable Issuer Trust or such Trustee. It is expected that such instructions will be based upon directions received by the Depository from participants with respect to ownership of beneficial interests in such Registered Global Security.

                           DESCRIPTION OF GUARANTEES

  A Guarantee will be executed and delivered by the Company concurrently with the issuance by each Issuer Trust of its Capital Securities for the benefit of the holders from time to time of such Capital Securities. This summary of certain provisions of the Guarantees does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of each Guarantee, including the definitions therein of certain terms. A copy of the form of the Guarantee is available upon request from the Guarantee Trustee. The Guarantee Trustee will hold each Guarantee for the benefit of the holders of the related Issuer Trust's Capital Securities.

GENERAL

  Pursuant to a Guarantee, the Company will irrevocably and unconditionally agree to pay in full, to the extent set forth therein, the Guarantee Payments (as defined below) to the holders of the Capital Securities covered by such Guarantee, as and when due, regardless of any defense, right of setoff or counterclaim that the Issuer Trust that issued such Capital Securities may have or assert other than the defense of payment. The following payments with respect to Capital Securities, to the extent not paid by or on behalf of the Issuer Trust that issued such Capital Securities (the "Guarantee Payments"), will be subject to the Guarantee thereon: (i) any accumulated and unpaid Distributions required to be paid on such Capital Securities, to the extent that such Issuer Trust has funds on hand available therefor at such time, if any, (ii) the redemption price with respect to any Capital Securities called for redemption, including all accumulated and unpaid Distributions thereon (the "Redemption Price"), to the extent that such Issuer Trust has funds on hand available therefor at such time, and (iii) upon a voluntary or involuntary dissolution, windingup or liquidation of such Issuer Trust (unless the Debt Securities owned by such Issuer Trust are distributed to holders of such Capital Securities in accordance with the terms thereof), the lesser of
(a) the aggregate of the Liquidation Amount and all accumulated and unpaid Distributions to the date of payment, and (b) the amount of assets of such Issuer Trust remaining available for distribution to holders of Capital Securities on liquidation of such Issuer Trust. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of the Capital Securities or by causing the applicable Issuer Trust to pay such amounts to such holders.

  Each Guarantee will be an irrevocable guarantee of the related Issuer Trust's obligations under the Capital Securities covered thereby, but will apply only to the extent that such Issuer Trust has funds sufficient to make such payments, and is not a guarantee of collection.

  If the Company does not make payments on the Debt Securities owned by an Issuer Trust, such Issuer Trust will not be able to pay any amounts payable in respect of its Capital Securities and will not have funds legally available therefor and, in such event, holders of the Capital Securities would not be able to rely upon the Guarantee for payment of such amounts. Each Guarantee will have the same ranking as the Debt Securities owned by the Issuer Trust that issues the Capital Securities covered thereby. See "--Status of the Guarantees." No Guarantee will limit the incurrence or issuance of other secured or unsecured debt of the Company.

STATUS OF THE GUARANTEES

  Each Guarantee will constitute an unsecured obligation of the Company and will rank pari passu in right of payment with the Debt Securities owned by the Issuer Trust that issues the Capital Securities covered thereby.

  Each Guarantee will constitute a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity). Each Guarantee will be held by the Guarantee Trustee for the benefit of the holders of the related Capital Securities. Each Guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by the Issuer Trust or, if applicable, distribution to the holders of the Capital Securities of the Debt Securities owned by such Issuer Trust.

AMENDMENTS AND ASSIGNMENT

  Except with respect to any changes which do not materially adversely affect the rights of holders of the Capital Securities issued by an Issuer Trust (in which case no vote will be required), the Guarantee that covers such Capital Securities may not be amended without the prior approval of the holders of not less than a majority of the aggregate Liquidation Amount of such Capital Securities outstanding. The manner of obtaining any such approval will be as set forth under "Description of the Capital Securities--Voting Rights; Amendment of Trust Agreements" and in the applicable Prospectus Supplement. All guarantees and agreements contained in each Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the covered Capital Securities then outstanding.

EVENTS OF DEFAULT

  An event of default under each Guarantee will occur upon the failure of the Company to perform any of its payment obligations thereunder, or to perform any nonpayment obligation if such nonpayment default remains unremedied for 30 days. The holders of not less than a majority in aggregate Liquidation Amount of the outstanding Capital Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of such Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under such Guarantee.

  Any registered holder of Capital Securities may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee thereon without first instituting a legal proceeding against the Issuer Trust, the Guarantee Trustee or any other person or entity.

  The Company, as guarantor, is required to file annually with the Guarantee Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Guarantees.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

  The Guarantee Trustee, other than during the occurrence and continuance of a default by the Company in the performance of any Guarantee, undertakes to perform only such duties as are specifically set forth in the Guarantee and, after the occurrence of an event of default with respect to the Guarantee, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by any Guarantee at the request of any holder of the Capital Securities covered thereby unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

  For information concerning the relationship between the Guarantee Trustee and the Company, see "Description of Debt Securities--Concerning the Trustee."

TERMINATION OF THE GUARANTEE

  Each Guarantee will terminate and be of no further force and effect upon full payment of the Redemption Price of the Capital Securities covered thereby, upon full payment of the amounts payable with respect to such Capital Securities upon liquidation of the related Issuer Trust or upon distribution of the Debt Securities owned by such Issuer Trust to the holders of such Capital Securities. Each Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of such Capital Securities must repay any sums with respect to such Capital Securities or such Guarantee.

GOVERNING LAW

  Each Guarantee will be governed by and construed in accordance with the laws of the State of New York.

                             PLAN OF DISTRIBUTION

  The Company may sell Debt Securities and Equity Securities and an Issuer Trust may sell the Capital Securities being offered hereby in three ways: (i) through agents, (ii) through underwriters and (iii) through dealers.

  Offers to purchase Securities may be solicited by agents designated by the Company and/or an Issuer Trust, as the case may be, from time to time. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of the Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement. Any such agent will be acting on a reasonable efforts basis for the period of its appointment or, if indicated in the applicable Prospectus Supplement, on a firm commitment basis.

  If any underwriters are utilized in the sale of the Securities in respect of which this Prospectus is delivered, the Company and/or an Issuer Trust, as the case may be, will enter into an underwriting agreement with such underwriters at the time of the sale to them and the names of the underwriters and the terms of the transaction will be set forth in the Prospectus Supplement, which will be used by the underwriters to make resales of the Securities in respect of which this Prospectus is delivered to the public.

  If a dealer is utilized in the sale of the Securities in respect of which the Prospectus is delivered, the Company and/or an Issuer Trust, as the case may be, will sell such Securities to the dealer, as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale.

  In order to facilitate the offering of the Securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities or any other securities the prices of which may be used to determine payments on such Securities. Specifically, the underwriters may overallot in connection with the offering, creating a short position in the Securities for their own accounts. In addition, to cover overallotments or to stabilize the price of the Securities or of any such other securities, the underwriters may bid for, and purchase, the Securities or any such other securities in the open market. Finally, in any offering of the Securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the Securities in the offering if the syndicate repurchases previously distributed Securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Securities above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

  If so indicated in the Prospectus Supplement, the Company and/or an Issuer Trust, as the case may be, will authorize agents, underwriters or dealers to solicit offers by certain purchasers to purchase Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to only those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such offers.

  Any underwriter, agent or dealer utilized in the initial offering of Securities will not confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

                            VALIDITY OF SECURITIES

  The validity of the Capital Securities will be passed on for the Issuer Trusts by Richards, Layton & Finger, P.A. The validity of the Equity Securities, the Debt Securities and the Guarantees will be passed upon for the Company by Friday, Eldredge & Clark, Little Rock, Arkansas. Certain legal matters relating to the Securities will be passed upon for the Underwriters by Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York 10017. William H. Sutton and Paul B. Benham III, partners in Friday, Eldredge & Clark, beneficially own 4,000 and 2,000 shares, respectively, of the Company's Class A Common Stock either directly or indirectly through segregated accounts in a retirement plan maintained by the law firm. Additionally, Mr. Sutton is a director of the Company. Simpson Thacher & Bartlett from time to time acts as counsel in various matters for the Company.

                                    EXPERTS

  The consolidated financial statements incorporated by reference in this prospectus and the related financial statement schedules incorporated by reference in this registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports incorporated by reference in this registration statement (which express an unqualified opinion and include an explanatory paragraph relating to a change in accounting for the impairment of long-lived assets and for long-lived assets to be disposed
of), and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

  The consolidated financial statements of Mercantile Stores Company, Inc. which are incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.